Exhibit 10.1

EXECUTION VERSION

OMNIBUS AMENDMENT NO. 3
(Ares Capital JB Funding LLC)

THIS OMNIBUS AMENDMENT NO. 3, dated as of  June 30, 2015 (this “Amendment”), is entered into by and among Ares Capital JB Funding LLC, as the borrower (together with its successors and assigns in such capacity, the “Borrower”), Ares Capital Corporation, as the servicer (together with its successors and assigns in such capacity, the “Servicer”) and as the transferor (together with its successors and assigns in such capacity, the “Transferor”), Sumitomo Mitsui Banking Corporation (“SMBC”), as the administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”), as the lender (together with its successors and assigns in such capacity, the “Lender”) and as the collateral agent (together with its successors and assigns in such capacity, the “Collateral Agent”), and U.S. Bank National Association, as the collateral custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”) and as the Bank (together with its successors and assigns in such capacity, the “Bank”).  Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Loan and Servicing Agreement (as defined below).

R E C I T A L S

WHEREAS, the above-named parties have entered into the Loan and Servicing Agreement dated as of January 20, 2012 (such agreement as amended on September 14, 2012 by Omnibus Amendment No. 1, as amended on December 20, 2013 by Omnibus Amendment No. 2 and as may be further amended, modified, supplemented or restated from time to time, the “Loan and Servicing Agreement”);

WHEREAS, the Transferor and the Borrower have entered into the Purchase and Sale Agreement dated as of January 20, 2012 (such agreement as amended on September 14, 2012 by Omnibus Amendment No. 1, as amended on December 20, 2013 by Omnibus Amendment No. 2 and as may be further amended, modified, supplemented or restated from time to time, the “Purchase and Sale Agreement” and, together with the Loan and Servicing Agreement, the “Agreements”); and

WHEREAS, pursuant to and in accordance with Section 11.01 of the Loan and Servicing Agreement and Section 10.3 of the Purchase and Sale Agreement, the parties hereto desire to amend the Agreements in certain respects as provided herein;

NOW, THEREFORE, based upon the above Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

SECTION 1.                                                 AMENDMENTS.

(a)                                 The Loan and Servicing Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Loan and Servicing Agreement attached as Exhibit A hereto.

(b)                                 The Exhibits to the Loan and Servicing Agreement are hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Exhibits to the Loan and Servicing Agreement attached as Exhibit B hereto.

(c)                                  The Schedules to the Loan and Servicing Agreement are hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Exhibits to the Loan and Servicing Agreement attached as Exhibit C hereto.

(d)                                 The Purchase and Sale Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Purchase and Sale Agreement attached as Exhibit D hereto.

SECTION 2.                                                 AGREEMENTS IN FULL FORCE AND EFFECT AS AMENDED.

Except as specifically amended hereby, all provisions of the Agreements are hereby ratified and shall remain in full force and effect.  After this Amendment becomes effective, all references to the Loan and Servicing Agreement and the Purchase and Sale Agreement, respectively, and corresponding references thereto or therein such as “hereof,” “herein,” or words of similar effect referring to the Loan and Servicing Agreement and the Purchase and Sale Agreement shall be deemed to mean the Loan and Servicing Agreement and the Purchase and Sale Agreement as amended hereby.  This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Loan and Servicing Agreement or the Purchase and Sale Agreement other than as expressly set forth herein, and shall not constitute a novation of the Loan and Servicing Agreement or the Purchase and Sale Agreement.

SECTION 3.                                                 REPRESENTATIONS.

Each of the Borrower, the Transferor, with respect to both Agreements, and the Servicer, with respect to the Loan and Servicing Agreement, severally for itself only, represents and warrants as of the date of this Amendment as follows:

(i)                                     it is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization;

(ii)                                  the execution, delivery and performance by it of this Amendment and the Loan and Servicing Agreement and the Purchase and Sale Agreement, each as amended hereby, are within its powers, have been duly authorized, and do not contravene (A) its

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corporate charter/certificate of incorporation, by-laws, or other organizational documents, or (B) any Applicable Law;

(iii)                               no consent, license, permit, approval or authorization of, or registration, filing or declaration with any governmental authority, is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment and the Loan and Servicing Agreement and the Purchase and Sale Agreement, each as amended hereby by or against it;

(iv)                              this Amendment has been duly executed and delivered by it;

(v)                                 each of this Amendment, the Loan and Servicing Agreement and the Purchase and Sale Agreement, each as amended hereby, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; and

(vi)                              no Unmatured Event of Default, Event of Default or Servicer Termination Event has occurred and is continuing and the execution of this Amendment by the parties hereto will not result in the occurrence of an Event of Default, Unmatured Event of Default or Servicer Termination Event.

SECTION 4.                                                 CONDITIONS TO EFFECTIVENESS.

The effectiveness of this Amendment is conditioned upon: (i) payment of the outstanding fees and disbursements of the Lender; (ii) delivery and execution of certain amendments to the SMBC Lender Fee Letter by the parties thereto; (iii) delivery of an opinion of counsel for the Borrower and the Servicer in form and substance reasonably satisfactory to the Administrative Agent and the Lender, including, without limitation, enforceability, due authorization and legal agreement conflicts matters and as to true sale and non-consolidation matters in a proceeding under the Bankruptcy Code; and (iv) delivery of executed signature pages by all parties hereto to the Administrative Agent.

SECTION 5.                                                 MISCELLANEOUS.

(a)                                 This Amendment may be executed in any number of counterparts (including by facsimile), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.

(b)                                 The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

(c)                                  This Amendment may not be amended or otherwise modified except as provided in the Loan and Servicing Agreement and the Purchase and Sale Agreement, respectively.

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(d)                                 The failure or unenforceability of any provision hereof shall not affect the other provisions of this Amendment, the Loan and Servicing Agreement or the Purchase and Sale Agreement.

(e)                                  Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

(f)                                   This Amendment, the Loan and Servicing Agreement and the Purchase and Sale Agreement contain the final and complete integration of all prior expressions by the parties hereto only with respect to the matters expressly set forth herein and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.  There are no unwritten oral agreements among the parties with respect to the matters set forth herein.

(g)                                  The provisions of Sections 11.08 and 11.09 of the Loan and Servicing Agreement and Section 10.12 of the Purchase and Sale Agreement are each incorporated by reference herein mutatis mutandis.

(h)                                 The Administrative Agent and the Lender hereby authorize, direct and consent to the execution of this Amendment by the Collateral Agent, the Collateral Custodian and the Bank.

(i)                                     THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN THE LOAN AND SERVICING AGREEMENT AND SHALL BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS SET FORTH IN THE LOAN AND SERVICING AGREEMENT.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	ARES CAPITAL JB FUNDING LLC,
as the Borrower

	By:	/s/ Scott Lem
		Name:	Scott Lem
		Title:	Vice President

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

Ares Capital JB Funding LLC

Omnibus Amendment No. 3

THE SERVICER:	ARES CAPITAL CORPORATION,
as the Servicer

	By:	/s/ Scott Lem
		Name:	Scott Lem
		Title:	Chief Accounting Officer

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

Ares Capital JB Funding LLC

Omnibus Amendment No. 3

THE TRANSFEROR:	ARES CAPITAL CORPORATION,
as the Transferor

	By:	/s/ Scott Lem
		Name:	Scott Lem
		Title:	Chief Accounting Officer

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

Ares Capital JB Funding LLC

Omnibus Amendment No. 3

THE ADMINISTRATIVE AGENT:	SUMITOMO MITSUI BANKING CORPORATION, as the Administrative Agent

	By:	/s/ Ken Takahashi
		Name:	Ken Takahashi
		Title:	Managing Director

THE LENDER:	SUMITOMO MITSUI BANKING CORPORATION, as the Lender

	By:	/s/ Ken Takahashi
		Name:	Ken Takahashi
		Title:	Managing Director

THE COLLATERAL AGENT:	SUMITOMO MITSUI BANKING CORPORATION, not in its individual capacity but solely as the Collateral Agent

	By:	/s/ Ken Takahashi
		Name:	Ken Takahashi
		Title:	Managing Director

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

Ares Capital JB Funding LLC

Omnibus Amendment No. 3

THE COLLATERAL CUSTODIAN:	U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as the Collateral Custodian

	By:	/s/ John Leurini
		Name:	John Leurini
		Title:	Vice President

THE BANK:	U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as the Bank

	By:	/s/ John Leurini
		Name:	John Leurini
		Title:	Vice President

Ares Capital JB Funding LLC

Omnibus Amendment No. 3

Exhibit A

CHANGED PAGES TO THE LOAN AND SERVICING AGREEMENT

(See attached)

10

EXECUTION VERSION

Conformed through Omnibus Amendment No. ~~2~~3

U.S. $400,000,000

LOAN AND SERVICING AGREEMENT

Dated as of January 20, 2012

By and Among

ARES CAPITAL JB FUNDING LLC,

as the Borrower

and

ARES CAPITAL CORPORATION,

as the Servicer and as the Transferor

and

SUMITOMO MITSUI BANKING CORPORATION,

as the Administrative Agent, as the Collateral Agent and as the Lender and

U.S. BANK NATIONAL ASSOCIATION,

as the Collateral Custodian and as the Bank

Page

ARTICLE I.	DEFINITIONS	1

Section 1.01	Certain Defined Terms	1
Section 1.02	Other Terms	~~37~~40
Section 1.03	Computation of Time Periods	~~37~~40
Section 1.04	Interpretation	~~37~~40

ARTICLE II.	THE FACILITY	~~38~~41

Section 2.01	Variable Funding Note and Advances	~~38~~41
Section 2.02	Procedure for Advances	~~39~~42
Section 2.03	Determination of Yield	~~41~~45
Section 2.04	Remittance Procedures	~~42~~45
Section 2.05	Instructions to the Bank	~~46~~49
Section 2.06	Borrowing Base Deficiency Payments	~~47~~50
Section 2.07	Substitution and Sale of Loan Assets; Affiliate Transactions	~~48~~51
Section 2.08	Payments and Computations, Etc.	~~55~~58
Section 2.09	Fees	~~56~~59
Section 2.10	Increased Costs; Capital Adequacy	~~56~~59
Section 2.11	Taxes	~~58~~61
Section 2.12	Collateral Assignment of Agreements	~~60~~63
Section 2.13	Grant of a Security Interest	~~60~~64
Section 2.14	Evidence of Debt	~~61~~64
Section 2.15	Survival of Representations and Warranties	~~61~~64
Section 2.16	Release of Loan Assets	~~61~~65
Section 2.17	Treatment of Amounts Received by the Borrower	~~62~~65
Section 2.18	Prepayment; Termination	~~62~~65
Section 2.19	Extension of Stated Maturity Date and Reinvestment Period	~~63~~67
Section 2.20	Collections and Allocations	~~64~~68
Section 2.21	Reinvestment of Principal Collections	~~65~~69

ARTICLE III.	CONDITIONS PRECEDENT	~~67~~70

Section 3.01	Conditions Precedent to Effectiveness	~~67~~70
Section 3.02	Conditions Precedent to All Advances	~~68~~71

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(continued)

Page

Section 3.03	Advances Do Not Constitute a Waiver	~~70~~74
Section 3.04	Conditions to Transfers of Loan Assets	~~70~~74

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES	~~72~~75

Section 4.01	Representations and Warranties of the Borrower	~~72~~75
Section 4.02	Representations and Warranties of the Borrower Relating to the Agreement and the Collateral Portfolio	~~80~~84
Section 4.03	Representations and Warranties of the Servicer	~~81~~85
Section 4.04	Representations and Warranties of the Collateral Agent	~~85~~89
Section 4.05	Representations and Warranties of the Lender	~~86~~89
Section 4.06	Representations and Warranties of the Collateral Custodian	~~86~~90

ARTICLE V.	GENERAL COVENANTS	~~87~~91

Section 5.01	Affirmative Covenants of the Borrower	~~87~~91
Section 5.02	Negative Covenants of the Borrower	~~94~~97
Section 5.03	Affirmative Covenants of the Servicer	~~97~~101
Section 5.04	Negative Covenants of the Servicer	~~102~~106
Section 5.05	Affirmative Covenants of the Collateral Agent	~~103~~107
Section 5.06	Negative Covenants of the Collateral Agent	~~104~~107
Section 5.07	Affirmative Covenants of the Collateral Custodian	~~104~~108
Section 5.08	Negative Covenants of the Collateral Custodian	~~104~~108

ARTICLE VI.	ADMINISTRATION AND SERVICING OF CONTRACTS	~~105~~108

Section 6.01	Appointment and Designation of the Servicer	~~105~~108
Section 6.02	Duties of the Servicer	~~107~~110
Section 6.03	Authorization of the Servicer	~~109~~113
Section 6.04	Collection of Payments; Accounts	~~110~~113
Section 6.05	Realization Upon Loan Assets	~~112~~115
Section 6.06	Servicing Compensation	~~112~~116
Section 6.07	Payment of Certain Expenses by Servicer	~~112~~116
Section 6.08	Reports to the Administrative Agent; Account Statements; Servicing Information	~~113~~116
Section 6.09	Annual Statement as to Compliance	~~115~~119
Section 6.10	Annual Independent Public Accountant’s Servicing Reports	~~115~~119

(continued)

Page

Section 6.11	The Servicer Not to Resign	~~115~~119
Section 6.12	Required Sale Date	119

ARTICLE VII.	EVENTS OF DEFAULT	~~116~~120

Section 7.01	Events of Default	~~116~~120
Section 7.02	Additional Remedies of the Administrative Agent	~~119~~123

ARTICLE VIII.	INDEMNIFICATION	~~122~~126

Section 8.01	Indemnities by the Borrower	~~122~~126
Section 8.02	Indemnities by Servicer	~~126~~130
Section 8.03	Legal Proceedings	~~128~~132
Section 8.04	After-Tax Basis	~~128~~132

ARTICLE IX.	THE ADMINISTRATIVE AGENT	~~128~~132

Section 9.01	The Administrative Agent	~~129~~133

ARTICLE X.	COLLATERAL AGENT	~~132~~136

Section 10.01	Designation of Collateral Agent	~~132~~136
Section 10.02	Duties of Collateral Agent	~~133~~137
Section 10.03	Merger or Consolidation	~~135~~139
Section 10.04	Collateral Agent Compensation	~~135~~139
Section 10.05	Collateral Agent Removal	~~135~~139
Section 10.06	Limitation on Liability	~~135~~139
Section 10.07	Collateral Agent Resignation	~~137~~141

ARTICLE XI.	MISCELLANEOUS	~~137~~141

Section 11.01	Amendments and Waivers	~~137~~141
Section 11.02	Notices, Etc.	~~138~~142
Section 11.03	No Waiver; Remedies	~~141~~145
Section 11.04	Binding Effect; Assignability; Multiple Lenders	~~141~~145
Section 11.05	Term of This Agreement	~~142~~146
Section 11.06	GOVERNING LAW; JURY WAIVER	~~142~~146
Section 11.07	Costs, Expenses and Taxes	~~143~~147
Section 11.08	No Proceedings	~~143~~147
Section 11.09	Recourse Against Certain Parties	~~144~~148

(continued)

Page

Section 11.10	Execution in Counterparts; Severability; Integration	~~145~~149
Section 11.11	Consent to Jurisdiction; Service of Process	~~145~~149
Section 11.12	Characterization of Conveyances Pursuant to the Purchase and Sale Agreement	~~146~~150
Section 11.13	Confidentiality	~~147~~151
Section 11.14	Non-Confidentiality of Tax Treatment	~~148~~152
Section 11.15	Waiver of Set Off	~~148~~152
Section 11.16	Headings and Exhibits	~~149~~153
Section 11.17	Breaches of Representations, Warranties and Covenants	~~149~~153
Section 11.18	Delivery of Termination Statements, Releases, etc.	~~149~~153

ARTICLE XII.	COLLATERAL CUSTODIAN	~~149~~153

Section 12.01	Designation of Collateral Custodian	~~149~~153
Section 12.02	Duties of Collateral Custodian	~~149~~153
Section 12.03	Merger or Consolidation	~~152~~156
Section 12.04	Collateral Custodian Compensation	~~153~~157
Section 12.05	Collateral Custodian Removal	~~153~~157
Section 12.06	Limitation on Liability	~~153~~157
Section 12.07	Collateral Custodian Resignation	~~155~~159
Section 12.08	Release of Documents	~~155~~159
Section 12.09	Return of Required Loan Documents	~~156~~160
Section 12.10	Access to Certain Documentation and Information Regarding the Collateral Portfolio; Audits of Servicer	~~157~~161
Section 12.11	Custodian as Agent of Collateral Agent	~~157~~161

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE I	Conditions Precedent Documents
SCHEDULE II	Prior Names, Tradenames, Fictitious Names and “Doing Business As” Names
SCHEDULE III	Eligibility Criteria
SCHEDULE IV	Agreed-Upon Procedures For Independent Public Accountants
SCHEDULE V	Loan Asset Schedule
SCHEDULE VI	Advance Funding Account — Wire Instructions

EXHIBITS

EXHIBIT A	Form of Approval Notice
EXHIBIT B	Form of Borrowing Base Certificate
EXHIBIT C	Form of Disbursement Request
EXHIBIT D	Form of Joinder Supplement
EXHIBIT E	Form of Notice of Borrowing
EXHIBIT F	Form of Notice of Reduction (Reduction of Advances Outstanding)
EXHIBIT G	Form of Notice of Reduction (Reduction of Maximum Facility Amount)
EXHIBIT H	Form of Variable Funding Note
EXHIBIT I	Form of Notice and Request for Consent
EXHIBIT J	Form of Servicing Report
EXHIBIT K	Form of Servicer’s Certificate (Servicing Report)
EXHIBIT L	Form of Release of Required Loan Documents
EXHIBIT M	Form of Assignment and Acceptance
EXHIBIT N	Form of Power of Attorney for Servicer
EXHIBIT O	Form of Power of Attorney for Borrower
EXHIBIT P	Form of Servicer’s Certificate (Loan Asset Register)
EXHIBIT Q	Form of Conversion Notice

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This LOAN AND SERVICING AGREEMENT is made as of January 20, 2012, by and among:

(1)           ARES CAPITAL JB FUNDING LLC, a Delaware limited liability company (together with its successors and assigns in such capacity, the “Borrower”);

(2)           ARES CAPITAL CORPORATION, a Maryland corporation, as the Servicer (as defined herein) and as the Transferor (as defined herein);

(3)           SUMITOMO MITSUI BANKING CORPORATION, a Japanese banking corporation, as the Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”), as the Collateral Agent (together with its successors and assigns in such capacity, the “Collateral Agent”) and as the Lender (as defined herein); and

(4)           U.S. BANK NATIONAL ASSOCIATION (“U.S. Bank”), as the Bank (as defined herein) and as the Collateral Custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”).

PRELIMINARY STATEMENTS

WHEREAS, the Lender has agreed, on the terms and conditions set forth herein, to provide a secured revolving credit facility which shall provide for Advances from time to time in an aggregate principal amount not to exceed the Borrowing Base;

WHEREAS, the proceeds of the Advances will be used (a) to finance the Borrower’s purchase, on a “true sale” basis, of Eligible Loan Assets from the Transferor pursuant to the Purchase and Sale Agreement, with such Eligible Loan Assets to be approved by the Administrative Agent, (b) to fund the Unfunded Exposure Account and (c) to distribute such proceeds to the Borrower’s parent.

NOW THEREFORE, based upon the foregoing Preliminary Statements, the parties agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01           Certain Defined Terms.

(a)        Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.01.

(b)        As used in this Agreement and the exhibits and schedules thereto (each of which is hereby incorporated herein and made a part hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Accreted Interest” means Interest accrued on a Loan Asset that is added to the principal amount of such Loan Asset instead of being paid as Interest as it accrues.

“Action” has the meaning assigned to that term in Section 8.03.

“Additional Amount” has the meaning assigned to that term in Section 2.11(a).

“Adjusted Borrowing Value” means for any Loan Asset, for any date of determination, (a) the Assigned Value of such Loan Asset at such time multiplied by (b) the Outstanding Balance of such Loan Asset (exclusive of Accreted Interest) minus (c) any Excess Concentration Amount for such Loan Asset; provided that the parties hereby agree that the Adjusted Borrowing Value of any Loan Asset (or, if applicable, any portion thereof representing the Excess Concentration Amount for such Loan Asset) that is no longer an Eligible Loan Asset shall be zero.

“Administrative Agent” means Sumitomo Mitsui Banking Corporation, in its capacity as administrative agent for the Lender, together with its successors and assigns, including any successor appointed pursuant to Article IX.

“Advance” means each loan advanced by the Lender to the Borrower on an Advance Date pursuant to Article II.

“Advance Date” means, with respect to any Advance, the Business Day on which such Advance is made.

“Advance Funding Account” means an account in the name of the Borrower (account number 156948-701 at the Bank) with the wire instructions set forth on Schedule VI or such other account or with such other wire instructions as from time to time the Borrower has designated to the Administrative Agent in writing.

“Advances Outstanding” means, at any time, the sum of the principal amounts of Advances loaned to the Borrower for the initial and any subsequent borrowings pursuant to Sections 2.01 and 2.02 as of such time, reduced by the aggregate Available Collections received and distributed as repayment of principal amounts of Advances Outstanding pursuant to Section 2.04 at or prior to such time and any other amounts received by the Lender to repay the principal amounts of Advances Outstanding pursuant to Section 2.18 or otherwise at or prior to such time; provided that the principal amounts of Advances Outstanding shall not be reduced by any Available Collections or other amounts if at any time such Available Collections or other amounts are rescinded or must be returned for any reason.

“Affected Party” has the meaning assigned to that term in Section 2.10.

“Affiliate” when used with respect to a Person, means any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to vote

20% or more of the voting securities of such Person or to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that for purposes of determining whether any Loan Asset is an Eligible Loan Asset or for purposes of Section 5.01(b)(xix), the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor; provided further that, for the purposes of Section 2.07(b), Section 2.07(g), Section 4.01(ii), Section 4.03(q), Section 5.01(p) and Section 5.03(j) of this Agreement, as well as Section 4.1(ii), Section 5.2(j)(v) and Section 5.2(o) of the Purchase and Sale Agreement, the term “Affiliate” shall not include any Excluded Affiliate.

“Agented Note” means any Loan Asset (a) originated as a part of a syndicated loan transaction that has been closed (without regard to any contemporaneous or subsequent syndication of such Loan Asset) prior to such Loan Asset becoming part of the Collateral Portfolio and (b) with respect to which, upon an assignment of the note under the Purchase and Sale Agreement to the Borrower, the Borrower, as assignee of the note, will have all of the rights but none of the obligations of the Transferor with respect to such note and the Underlying Collateral.

“Agreement” means this Loan and Servicing Agreement, as the same may be amended, restated, supplemented and/or otherwise modified from time to time hereafter.

“Applicable Law” means for any Person all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority which are applicable to such Person (including, without limitation, predatory lending laws, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Percentage” means~~,~~ the following for each Eligible Loan Asset:

(a)           which is a First Lien Loan Asset, 65%;

(b)           which is a First Lien Last Out Loan Asset, 55%; and

(c)           which is a Second Lien Loan Asset, 35%;

provided that if, at the time any such Eligible Loan Asset is transferred to the Borrower the stated maturity date of such Eligible Loan Asset is a date subsequent to the Facility Maturity Date in effect at such time, the Applicable Percentage for such Eligible Loan Asset shall be 50% in the case of First Lien Loan Assets, 45% in the case of First Lien Last Out Loan Assets and 30% in the case of Second Lien Loan Assets; provided further that if, after any such Eligible

Loan Asset is transferred to the Borrower, as a result of the Initial Stated Maturity Extension or the Second Stated Maturity Extension the stated maturity date of such Eligible Loan Asset is a date prior to the Facility Maturity Date (as extended), the Applicable Percentage for such Loan Asset shall be ~~65%~~as set forth above in clauses (a), (b) or (c), as applicable, as of the date the applicable extension takes effect.

“Applicable Spread” means as of any date of determination, (a) with respect to any rate based on LIBOR~~,~~ or One Day Advance LIBOR, (i) if the Average Advances Outstanding are greater than $100,000,000, 1.75% per annum and (ii) if Average Advances Outstanding are less than or equal to $100,000,000, 2.00% per annum and (b) with respect to any rate based on the Base Rate, ~~1.00~~(i) if Average Advances Outstanding are greater than $100,000,000, 0.75% per annum and (ii) if Average Advances Outstanding are less than or equal to $100,000,000, 1.00% per annum; provided that, at any time after the occurrence of an Event of Default, the Applicable Spread shall be 4.00% per annum.

“Approval Notice” means, with respect to any Eligible Loan Asset, the written notice, in substantially the form attached hereto as Exhibit A, evidencing the approval by the Administrative Agent, in its sole discretion, of the conveyance of such Eligible Loan Asset by the Transferor to the Borrower pursuant to the terms of the Purchase and Sale Agreement and the Loan Assignment by which the Transferor effects such conveyance.

“Approved Valuation Firm” shall mean (a) each of (i) Houlihan Lokey Howard & Zukin, (ii) Lincoln International LLC (f/k/a Lincoln Partners LLC), (iii) Duff & Phelps Corp. and (iv) Valuation Research Corporation, and (b) any other nationally recognized valuation firm approved by each of the Borrower and the Administrative Agent in their sole reasonable discretion.

“Ares” means Ares Capital Corporation.

“Ares LIBOR Rate” means, with respect to any Loan Asset, the definition of “LIBOR Rate” or any comparable definition in the Loan Agreement for each such Loan Asset, and in any case that “LIBOR Rate” or such comparable definition is not defined in such Loan Agreement, the rate per annum appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time for such day; provided that if such day is not a Business Day, the immediately preceding Business Day, as the rate for Dollar deposits with a one-month, a two-month or a three-month maturity, as applicable, as and when determined in accordance with the applicable Loan Agreement.

“Ares Prime Rate” means, with respect to any Loan Asset, the definition of “Prime Rate” or any comparable definition in the Loan Agreement for each such Loan Asset, and in any case that “Prime Rate” or such comparable definition is not defined in such Loan Agreement, the rate designated by certain reference lenders in the applicable Loan Agreement from time to time as its prime rate in the United States, such rate to change as and when the not include amounts on deposit in the Unfunded Exposure Account which do not represent proceeds of Permitted Investments.

“Average Advances Outstanding” means the sum of the aggregate outstanding principal amount of the Advances Outstanding on each day during the relevant Remittance Period divided by the total number of days in such Remittance Period.

“Bank” means U.S. Bank, in its capacity as the “Bank” pursuant to the Control Agreement.

“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

“Bankruptcy Event” shall be deemed to have occurred with respect to a Person if either:

(a)                                 a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets or any similar action with respect to such Person, in each case, under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b)                                 such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or substantially all of its assets under any Bankruptcy Laws, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Bankruptcy Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Bankruptcy Proceeding” means any case, action or proceeding before any court or other Governmental Authority relating to any Bankruptcy Event.

“Base Rate” means, on any date, a fluctuating per annum interest rate equal to the greater of (a) the Prime Rate and (b) the Federal Funds Rate plus 0.50%.

“Base Rate Advance” means any Advance (a) ~~not~~ made ~~as a LIBOR Advance~~ in accordance with Section 2.02(b) that bears interest based on Base Rate, or (b) converted into ~~a~~

~~Base Rate~~an Advance in accordance with Section 2.02(c) that bears interest based on Base Rate, in either case during each period from and including any date such Advance is made or converted to but excluding the first subsequent date on which such Advance is converted into a LIBOR Advance or a One Day Advance in accordance with Section 2.02(c) or repaid.

“Base Rate Advances Outstanding” means, at any time, the outstanding Base Rate Advances.

“Base Rate Conversion Date” means, with respect to any Advance, the Business Day on which such Advance was, or is to be, converted from a LIBOR Advance or a One Day Advance to a Base Rate Advance.

“Base Rate Yield Rate” means, as of any date of determination, an interest rate per annum equal to the Base Rate for such date plus the Applicable Spread.

“Borrower” has the meaning assigned to that term in the preamble hereto. lesser of:

“Borrowing Base” means, as of any date of determination, an amount equal to the

(a)                                 the aggregate sum of (i) for each Eligible Loan Asset as of such date, the aggregate sum of the product of (A) the Applicable Percentage for each such Eligible Loan Asset as of such date and (B) the aggregate Adjusted Borrowing Value of such Eligible Loan Asset as of such date plus (ii) the amount on deposit in the Principal Collection Account as of such date plus (iii) the amount on deposit in the Unfunded Exposure Account minus the Unfunded Exposure Equity Amount as of such date; and

(b)                                 (i) the Maximum Facility Amount minus (ii) the Unfunded Exposure Amount plus (iii) amounts on deposit in the Unfunded Exposure Account;

provided that, for the avoidance of doubt, any Loan Asset (or, if applicable, any portion thereof representing the Excess Concentration Amount for such Loan Asset) which at any time is no longer an Eligible Loan Asset shall not be included in the calculation of “Borrowing Base”.

“Borrowing Base Certificate” means a certificate setting forth the calculation of the Borrowing Base as of the applicable date of determination substantially in the form of Exhibit B hereto, prepared by the Servicer.

“Borrowing Base Deficiency” means, as of any date of determination, the extent to which the aggregate Advances Outstanding on such date exceeds the Borrowing Base.

“Breakage Fee” means, for any full or partial repayment of any LIBOR Advance on any date other than a Payment Date or with less than three Business Days’ prior written notice to the Administrative Agent, the breakage costs, if any, related to such repayment, which shall be deemed to be the amount determined by the Administrative Agent to be the excess of (a) the amount of interest that would have accrued on the principal amount of the LIBOR Advance had such prepayment not occurred, at the LIBOR rate that would have been applicable to such LIBOR Advance, for the period from the date of such prepayment to (i) the last day of the then current Interest Period therefor if on such last day the Administrative Agent will have had at least three Business Days’ notice of such prepayment and (ii) if on such last day the Administrative Agent will not have had at least three Business Days’ notice of such prepayment, the last day of the next Interest Period therefor, over (b) the amount of interest that would accrue on such principal amount for such period at the interest rate which the Administrative Agent would earn for a deposit in Dollars of a comparable amount and period from other banks in the Eurocurrency market.

“Business Day” means a day of the year other than (a) Saturday or a Sunday or (b) any other day on which commercial banks in New York, New York or any United States city in which the offices of the Collateral Agent, the Collateral Custodian or the Bank are located and are authorized or required by Applicable Law, regulation or executive order to close; provided that, if any determination of a Business Day shall relate to a LIBOR Advance or a One Day Advance, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.  For the avoidance of doubt, if the offices of the Collateral Agent, the Collateral Custodian or the Bank in any United States city are authorized by Applicable Law, regulation or executive order to close but remain open, such day shall not be a “Business Day”.

“Capital Lease Obligations” means, with respect to any entity, the obligations of such entity to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such entity under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control” shall be deemed to have occurred if any of the following occur:

(a)                                 the Management Agreement shall fail to be in full force and effect;

(b)                                 the creation or imposition of any Lien (other than the JPM Lien) on any limited liability company membership interest in the Borrower;

(c)                                  the failure by Ares to own, directly and beneficially, 100% of the limited liability company membership interests in the Borrower; or

(d)                                 the dissolution, termination or liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of, Ares.

“Closing Date” means January 20, 2012.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agent” has the meaning assigned to that term in the preamble hereto.

(a)                                 the Loan Assets, and all monies due or to become due in payment under such Loan Assets on and after the related Cut-Off Date, including, but not limited to, all Available Collections;

(b)                                 the Portfolio Assets with respect to the Loan Assets referred to in clause (a);

(c)                                  the Controlled Accounts and all Permitted Investments purchased with funds on deposit in the Controlled Accounts;

(d)                                 the Purchase and Sale Agreement; and

(e)                                  all income and Proceeds of the foregoing.

“Collection Account” means a trust account (account number 156948-700 at the Bank) in the name of the Borrower for the benefit of and under the control of the Collateral Agent for the benefit of the Secured Parties; provided that the funds deposited therein (including any interest and earnings thereon) from time to time and subject to the terms thereof shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Collection Account.

“Collection Date” means the date on which the aggregate outstanding principal amount of the Advances Outstanding has been repaid in full and all Yield and Fees and all other Obligations have been indefeasibly paid in full (other than any contingent obligations that are not due and that survive the termination of this Agreement), and the Borrower shall have no further right to request any additional Advances.

“Commitment Percentage” shall have the meaning assigned to that term in Section 11.04(b).

“Control Agreement” means that certain account control agreement, dated as of the date hereof, by and among the Borrower, the Servicer, the Collateral Agent and U.S. Bank, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.

“Controlled Accounts” means the Collection Account and the Unfunded Exposure Account.

“Conversion Notice” means, with respect to any Advance, the written notice, in substantially the form attached hereto as Exhibit Q, evidencing the request of the Borrower to the Administrative Agent to convert such Advance from a Base Rate Advance into a LIBOR Advance ~~or~~, from a LIBOR Advance into a Base Rate Advance or from a One Day Advance into a Base Rate Advance or a LIBOR Advance, as applicable.

“Cut-Off Date” means, with respect to each Loan Asset, the date such Loan Asset is transferred to the Borrower pursuant to the terms of the Purchase and Sale Agreement.

Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as any Person, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as such Person, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Eurodollar Disruption Event” means the occurrence of any of the following: (a) SMBC shall have notified the Administrative Agent of a determination by SMBC or any of its assignees or participants that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain Dollars in the London interbank market to fund any Advance, (b) SMBC shall have notified the Administrative Agent of the inability, for any reason, of SMBC or any of its respective assignees or participants to determine LIBOR or One Day Advance LIBOR, (c) SMBC shall have notified the Administrative Agent of a determination by SMBC or any of its respective assignees or participants that the rate at which deposits of Dollars are being offered to SMBC or any of its respective assignees or participants in the London interbank market does not accurately reflect the cost to SMBC or any such assignee or any such participant of making, funding or maintaining any Advance or (d) SMBC shall have notified the Administrative Agent of the inability of SMBC or any of its respective assignees or participants to obtain Dollars in the London interbank market to make, fund or maintain any Advance.

“Event of Default” has the meaning assigned to that term in Section 7.01.

“Excepted Persons” has the meaning assigned to that term in Section 11.13(a).

“Excess Concentration Amount” means, as of any date of determination, the sum of the aggregate Adjusted Borrowing Values (without giving effect to clause (c) of the definition thereof) for all Excess Concentration Loan Assets.

“Excess Concentration Loan Asset” means, as of any date of determination, with respect to any Loan Asset included in the Collateral Portfolio, at any time in respect of which any one or more of the limitations contained in Schedule III hereto are exceeded, the portion of such

Loan Asset that causes such limitations to be exceeded, to be calculated without duplication after giving effect to any sales, purchases or substitutions of Loan Assets as of such date.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Affiliate” means any portfolio company of the Servicer or the Transferor, as applicable, that is not consolidated on the financial statements of the Servicer or the Transferor, as applicable.

“Excluded Amounts” means (a) any amount received in the Collection Account with respect to any Loan Asset included as part of the Collateral Portfolio, which amount is attributable to the payment of any Tax, fee or other charge imposed by any Governmental Authority on such Loan Asset or on any Underlying Collateral and (b) any amount received in any Controlled Account representing (i) any amount representing a reimbursement of insurance premiums, (ii) any escrows relating to Taxes, insurance and other amounts in connection with Loan Assets which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under a Loan Agreement and (iii) any amount received in the Collection Account with respect to any Loan Asset re-transferred or substituted for upon the occurrence of a Warranty Event or that is otherwise replaced by a Substitute Eligible Loan Asset, or that is otherwise sold or transferred by the Borrower pursuant to Section 2.07, to the extent such amount is attributable to a time after the effective date of such replacement or sale.

“Excluded Taxes” means, with respect to payments required to be made by the Borrower or made by the Servicer on behalf of the Borrower under this Agreement, (a) Taxes imposed on or measured by the overall net income (however denominated) of the Administrative Agent, the Lender, or any other recipient of any payment to be made hereunder, or profits, franchise and similar Taxes imposed on the Administrative Agent or the Lender or other recipient (in lieu of net income or profit Taxes) and backup withholding and similar Taxes by (i) the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office or the office to which its interest in the Advances is assigned is located or (ii) any other jurisdiction (or any political subdivision thereof) as a result of a present or former connection between the Administrative Agent or the Lender or other recipient and such jurisdiction imposing such Tax other than a connection arising as a result of any transaction contemplated under this Agreement, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction described in clause (a) above; (c) in the event that the Lender is a Foreign Lender, any United States federal withholding Tax that is imposed on amounts payable (including, for the avoidance of doubt, consent, amendment or similar fees) to the Lender, as a Foreign Lender, at the time the Lender, as a Foreign Lender, becomes a party hereto or designates a new lending office (other than a designation made at the request of Borrower), except to the extent that the Lender, as a Foreign Lender, (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive Additional Amounts from Borrower with respect to such withholding Tax pursuant to Section 2.11(a); (d) any United States federal withholding Tax which would not have occurred but for such recipient’s failure to comply with Section 2.11(d) or (e); (e) any Taxes imposed under controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First Amendment Effective Date” means September 14, 2012.

“First Lien Loan Asset” means any Loan Asset that (a) is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting Underlying Collateral for the Loan Asset, subject to (i) any “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein and (ii) any Lien securing a working capital facility incurred by the related Obligor for such Loan Asset to the extent such Lien securing such working capital facility on the same Underlying Collateral is prior to, or pari passu with, the Lien securing such Loan Asset and (b) provides that the payment obligation of the Obligor on such Loan Asset is either senior to, or pari passu with, all other Indebtedness of such Obligor, other than a working capital facility incurred by such Obligor that is senior in right of payment to such Loan Asset.

“First Lien Last Out Loan Asset” means any Loan Asset (other than a First Lien Loan Asset) that (a) is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting Underlying Collateral for the Loan Asset, subject to (i) any “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein and (ii) any Lien securing a working capital facility incurred by the related Obligor for such Loan Asset to the extent such Lien securing such working capital facility on the same Underlying Collateral is prior to, or pari passu with, the Lien securing such Loan Asset and (b) has a Loan-to-Value Ratio not greater than 65%, (c) is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor, other than in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings of such Obligor or with respect to such Underlying Collateral and (d) has the same maturity as the first lien loan tranche(s) issued by the same Obligor.

“Fixed Rate Loan Asset” means a Loan Asset other than a Floating Rate Loan Asset.

“Floating Rate Loan Asset” means a Loan Asset under which the Interest rate payable by the Obligor thereof is based on the Ares Prime Rate or Ares LIBOR Rate, plus some specified Interest percentage in addition thereto, and which provides that such Interest rate will reset immediately upon any change in the related Ares Prime Rate or Ares LIBOR Rate.

“Floating Rate Note” means a note issued pursuant to an indenture or equivalent document by a corporation, partnership, limited liability company, trust, or other Person, bearing interest at a floating rate.  For the avoidance of doubt, a Floating Rate Note will not include any note evidencing any borrowings under or in respect of a Loan Asset.

“Foreign Lender” means a Lender that is not created or organized under the laws of the United States or a political subdivision thereof.

Interest Period with respect to any LIBOR Advance, if such Interest Period is shorter than one month or longer than one month, the Administrative Agent shall have the right to determine LIBOR for such Interest Period as the rate per annum for a period of the same duration as such Interest Period appearing on the LIBOR Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m., London time, on the LIBOR Determination Date for such Interest Period, or if no rate per annum for deposits in Dollars for a period of such duration is set forth on the LIBOR Page at such time on such LIBOR Determination Date, the Administrative Agent shall have the right to determine LIBOR for such Interest Period by linear interpolation between the rate per annum for deposits in Dollars for the next shorter period and the rate per annum for deposits in Dollars for the next longer period set forth on the LIBOR Page at such time on such LIBOR Determination Date; provided further that if the rates that are described above in this definition are not set forth on the LIBOR Page as of such times, the Administrative Agent shall determine LIBOR (a) by reference to such other comparable publicly available information service for displaying rates for Dollar deposits in the London interbank market as may be selected by the Administrative Agent, in its sole discretion, or (b) if no such service is available, as the rate per annum at which Dollar deposits of $5,000,000 for a relevant maturity are offered by the principal London office of Sumitomo Mitsui Banking Corporation Europe Limited at approximately 11:00 a.m., London time, on such LIBOR Determination Date for delivery on the first day of such Interest Period to other banks in the Eurocurrency market.

“LIBOR Advance” means ~~(a)~~  any Advance (a) made ~~as a LIBOR Advance~~ in accordance with Section 2.02(b) ~~and (b) any Advance~~that bears interest based on LIBOR or (b) converted from a Base Rate Advance to ~~a LIBOR~~an Advance in accordance with Section 2.02(c) that bears interest based on LIBOR.

“LIBOR Advances Outstanding” means, at any time, the outstanding LIBOR Advances.

“LIBOR Conversion Date” means, with respect to any Advance, the Business Day on which such Advance was, or is to be, converted from a Base Rate Advance or a One Day Advance to a LIBOR Advance.

“LIBOR Determination Date” means, with respect to each Interest Period, the day that is two Business Days prior to the first day of such Interest Period.

“LIBOR Page” has the meaning assigned to that term in the definition of “LIBOR”.

“LIBOR Yield” means, for any LIBOR Advances Outstanding, and any Interest Period for each such LIBOR Advance, the sum of the amounts determined for each day in such Interest Period in accordance with the following formula:

pursuant to the delivery of the Loan Assignment and listed on Schedule I to such Loan Assignment.

“Loan Asset Checklist” means an electronic or hard copy, as applicable, of a checklist delivered by or on behalf of the Borrower to the Collateral Custodian, for each Loan Asset, of all Required Loan Documents to be included within the respective Loan Asset File, which shall specify whether such document is an original or a copy.

“Loan Asset File” means, with respect to each Loan Asset, a file containing (a) each of the documents and items as set forth on the Loan Asset Checklist with respect to such Loan Asset and (b) duly executed originals (to the extent required by the Servicing Standard) and copies of any other Records relating to such Loan Assets and Portfolio Assets pertaining thereto.

“Loan Asset Register” has the meaning assigned to that term in Section 5.03(l).

“Loan Asset Schedule” means the schedule of Loan Agreements evidencing Loan Assets delivered by the Borrower to the Collateral Custodian and the Administrative Agent. Each such schedule shall set forth, as to any Eligible Loan Asset to be transferred to the Borrower pursuant to the terms of the Purchase and Sale Agreement, the applicable information specified on Schedule V, which shall also be provided to the Collateral Custodian in electronic format acceptable to the Collateral Custodian.

“Loan Assignment” has the meaning set forth in the Purchase and Sale Agreement.

“Loan-to-Value Ratio” means with respect to a Loan Asset, the percentage equivalent of a fraction, (i) the numerator of which is equal to the commitment amount as provided in the applicable Loan Agreements of such Loan Asset plus the commitment amount of any other senior or pari passu Indebtedness of the related Obligor (including, in the case of Revolving Loan Asset and Delayed Draw Loan Asset, without duplication, the maximum availability thereof) and (ii) the denominator of which is equal to the enterprise value of the Obligor that issued such Loan Asset (as determined by the Servicer in accordance with the Servicing Standard unless the Administrative Agent in its reasonable discretion disagrees with such determination, in which case the Administrative Agent shall determine the enterprise value of such Obligor).  In the event the Borrower disagrees with the Administrative Agent’s determination of the enterprise value of such Obligor, the Borrower may (at its expense) retain an Approved Valuation Firm to value such Obligor, and if the value determined by such firm is greater than the Administrative Agent’s determination of the enterprise value of such Obligor, such firm’s valuation shall become the enterprise value of such Obligor; provided that the enterprise value of such Obligor shall be the value assigned by the Administrative Agent until such firm has determined its value.

“Make-Whole Premium” means an amount, payable to the Lender, equal to, to the extent the Make-Whole Premium is required to be paid pursuant to this Agreement (i) after the Non-Call Period but on or prior to January 20, 2014, 1.00% of the Maximum Facility Amount or the amount by which the Maximum Facility Amount is reduced, as applicable and (ii) from and after January 21, 2014 but on or prior to the date which is two years following the First maturity date of which was subsequent to the Stated Maturity Date as of the Cut-Off Date for such Loan Asset);

(c)                                  waives one or more Interest payments, permits any Interest due in cash to be deferred or capitalized and added to the principal amount of such Loan Asset (other than any deferral or capitalization already allowed by the terms of the Loan Agreement of any PIK Loan Asset), or reduces the spread or coupon with respect to such Loan Asset by more than 2.00% (provided that, for the avoidance of doubt, this clause (c) shall apply to any amendment or waiver of, or modification or supplement to, a Loan Agreement governing a Loan Asset which results in the reduction in spread or coupon, along with all prior reductions effected within a twelve (12) month period prior thereto, to the extent on or after the Cut-Off Date for such Loan Asset, exceeding 2.00% in the aggregate);

(d)                                 (i) in the case of a First Lien Loan Asset, contractually or structurally subordinates such Loan Asset, or the Lien of such Loan Asset, by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary) on any of the Underlying Collateral securing such Loan Asset or (ii) in the case of a First Lien Last Out Loan Asset or a Second Lien Loan Asset, contractually or structurally subordinates such Loan Asset to any obligation (other than any first lien loan which existed at the Cut-Off Date for such Loan Asset) by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary) on any of the Underlying Collateral securing such Loan Asset; or

(e)                                  substitutes, alters or releases a material portion of the Underlying Collateral securing such Loan Asset and such substitution, alteration or release, as determined in the sole reasonable discretion of the Administrative Agent, materially and adversely affects the value of such Loan Asset.

“Maximum Facility Amount” means initially $400,000,000, as such amount may be reduced from time to time pursuant to Section 2.18(b); provided that at any time after the Reinvestment Period, the Maximum Facility Amount shall mean the aggregate Advances Outstanding at such time.

“Moody’s” means Moody’s Investors Service, Inc. (or its successors in interest).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which, in the case of the Borrower, the Borrower or any ERISA Affiliate thereof, or in the case of the Servicer, the Servicer or any ERISA Affiliate thereof, contributed or had any obligation to contribute on behalf of its employees at any time during the current year or the preceding five years.

~~“Net Purchased Loan Balance” means, as of any date of determination, an amount equal to (a) the aggregate Outstanding Balance of all Loan Assets transferred by the Transferor to the Borrower pursuant to the Purchase and Sale Agreement prior to such date, calculated as of the respective Cut-Off Dates of such Loan Assets, plus (b) sale proceeds of all Loan Assets sold pursuant to Sections 2.07(c) and (g) prior to such date, minus (c) the aggregate Outstanding Balance of all Loan Assets (other than Warranty Loan Assets) substituted pursuant to Section 2.07(a), sold pursuant to Sections 2.07(c) and (g) or released pursuant to Section 2.07(d) prior to such date.~~

“Non-Call Period” means the period from the First Amendment Effective Date to the date which is one year following the First Amendment Effective Date.

“Non-Excluded Taxes” means Taxes other than Excluded Taxes.

“Non-Usage Fee” has the meaning set forth in the SMBC Lender Fee Letter. “Noteless Loan Asset” means a Loan Asset with respect to which the Loan Agreements (a) do not require the Obligor to execute and deliver a promissory note to evidence the Indebtedness created under such Loan Asset or (b) require the Obligor to execute and deliver such promissory note to any holder of the Indebtedness created under such Loan Asset only if such holder requests the Obligor to deliver such promissory note, and the Obligor has not been requested to deliver such promissory note with respect to such Loan Asset held by the Borrower.

“Notice and Request for Consent” has the meaning assigned to that term in Section 2.07(d)(i).

“Notice of Borrowing” means an irrevocable written notice of borrowing from the Borrower to the Administrative Agent in the form attached hereto as Exhibit E.

“Notice of Reduction” means a notice of a reduction of the Advances Outstanding or a reduction of the Maximum Facility Amount, as applicable, pursuant to Section 2.18, in the form attached hereto as Exhibit F or Exhibit G, as applicable.

“Obligations” means all present and future Indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Lender, the Administrative Agent, the Secured Parties, the Bank, the Collateral Agent or the Collateral Custodian arising under this Agreement and/or any other Transaction Document and shall include, without limitation, all liability for principal of and interest on the Advances Outstanding, Breakage Fees, indemnifications and other amounts due or to become due by the Borrower to the Lender, the Administrative Agent, the Secured Parties, the Bank, the Collateral Agent and the Collateral Custodian under this Agreement and/or any other Transaction Document, including without limitation the SMBC Lender Fee Letter, the U.S. Bank Fee Letter, any Make-Whole Premium and costs and expenses payable by the Borrower to the Lender, the Administrative Agent, the Secured Parties, the Bank, the Collateral Agent or the Collateral Custodian, including reasonable attorneys’ fees, costs and expenses, including without limitation, interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).

“Obligor” means, collectively, each Person obligated to make payments under a Loan Agreement, including any guarantor thereof.

“Officer’s Certificate” means a certificate signed by the president, the secretary, an assistant secretary, the chief financial officer or any vice president, as an authorized officer, of any Person.

“One Day Advance” means any Advance made in accordance with Section 2.02(b) that bears interest based on One Day Advance LIBOR.

“One Day Advance Determination Date” means, with respect to any One Day Advance, the day that is two Business Days prior to the Advance Date for each such One Day Advance and each subsequent day after the Advance Date until such One Day Advance is prepaid or converted into a Base Rate Advance or a LIBOR Advance.

“One Day Advance Limit” means $90,000,000; provided that, for the avoidance of doubt, any One Day Advance that has been prepaid or converted into a Base Rate Advance or a LIBOR Advance shall not be included in the calculation of the One Day Advance Limit.

“One Day Advance LIBOR” means, for any date of determination with respect to any One Day Advance (or portion thereof), (i) the rate per annum for a one-month maturity appearing on the Reuters Screen LIBOR01 Page (or any successor or substitute page) (the “LIBOR Page”) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m., London time, for each such One Day Advance Determination Date, or (ii) with respect to any One Day Advance Determination Date that is not a Business Day, the rate per annum for a one-month maturity appearing on the LIBOR Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m., London time, on the immediately preceding Business Day, or (iii) if the rate that is described clauses (i) and (ii) above in this definition is not set forth on the LIBOR Page as of such time, the Administrative Agent shall determine One Day Advance LIBOR (a) by reference to such other comparable publicly available information service for displaying rates for Dollar deposits in the London interbank market as may be selected by the Administrative Agent, in its sole discretion, or (b) if no such service is available, as the rate per annum at which Dollar deposits of $5,000,000 for a relevant maturity are offered by the principal London office of Sumitomo Mitsui Banking Corporation Europe Limited at approximately 11:00 a.m., London time, on such day or the most recent Business Day for which such rate is available.

“One Day Advance LIBOR Yield” means, with respect to any previously ended Remittance Period during which any One Day Advances were outstanding, the sum for each day in such Remittance Period of amounts determined in accordance with the following formula (but only to the extent that such amounts were not previously paid to the Lender):

			YR x L
			D

where:	YR	=	the One Day Advance Yield Rate applicable on such day;

	L	=	the outstanding principal amount of such One Day Advance on such day; and

	D	=	360.

“One Day Advance Yield Rate” means, for any One Day Advance, as of any date of determination, an interest rate per annum equal to One Day Advance LIBOR for such One Day Advance for such day plus the Applicable Spread; provided that if the Administrative Agent determines that a Eurodollar Disruption Event has occurred, at the election of the Administrative Agent, the One Day Advance Yield Rate shall be equal to the Base Rate plus the Applicable Spread until the Administrative Agent determines that such Eurodollar Disruption Event has ceased, at which time the One Day Advance Yield Rate shall again be equal to One Day Advance LIBOR for such One Day Advance for such date plus the Applicable Spread.

“One Day Advances Outstanding” means, at any time, the outstanding One Day Advances; provided that the One Day Advances Outstanding shall not exceed the One Day Advance Limit.

“Opinion of Counsel” means a written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion; provided that Latham & Watkins LLP, Richards Layton & Finger, P.A. and Venable LLP shall be considered acceptable counsel for purposes of this definition.

“Optional Sale” has the meaning assigned to that term in Section 2.07(c).

“Optional Sale Date” means any Business Day, provided 45 days’ prior written notice is given in accordance with Section 2.07(c).

“Outstanding Balance” means, with respect to any Loan Asset as of any date of determination, the outstanding principal balance of any advances or loans made to the related Obligor pursuant to the related Loan Agreement as of such date of determination (exclusive of any Interest and Accreted Interest); provided that amortization payments on a Loan Asset shall first be applied to Accreted Interest when determining the Outstanding Balance of such Loan Asset.  For the avoidance of doubt, the Outstanding Balance with respect to a Revolving Loan Asset or a Delayed Draw Loan Asset shall be equal to the funded amount of such Revolving Loan Asset or Delayed Draw Loan Asset.

“Payment Date” means the 15th day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day, commencing on the Initial Payment Date; provided that the final Payment Date shall occur on the Collection Date.

“Pension Plan” has the meaning assigned to that term in Section 4.01(x).

“Permitted ~~Investment Required Ratings” means a long-term credit rating by Moody’s that is no lower than Moody’s then current long-term sovereign rating of the U.S. and by S&P that is no lower than S&P’s then current long-term sovereign rating of the U.S., in the case of long-term debt obligations, or “Prime-1” by Moody’s (which is not then on credit watch for possible downgrade by Moody’s) and “A-1+” by S&P, in the case of commercial paper and short-term obligations; provided that if such obligation or security has a maturity of longer than 91 days, the issuer thereof must also have at the time of such investment a long-term credit rating by Moody’s that is no lower than Moody’s then current long-term sovereign rating of the U.S.  and by S&P that is no lower than S&P’s then current long-term sovereign rating of the U.S.”Permitted~~ Investments” means, at any time, either cash or any Dollar investment that~~, at the time it is delivered (directly or through an intermediary or bailee), (x) matures not later than the earlier of (A) the date that is 60 days after the date of delivery thereof and (B) the Business Day immediately preceding the Payment Date immediately following the date of delivery thereof, and (y)~~ is one or more of the following obligations or securities:

(a)                                 direct  ~~Registered~~interest bearing obligations of, and  ~~Registered~~interest bearing obligations ~~the~~guaranteed as to timely payment of principal and interest ~~on which is fully and expressly guaranteed~~ by, the United States or any agency or instrumentality of the United States, the obligations of which are ~~expressly~~ backed by the full faith and credit of the United States;

(b)                                 demand ~~and~~or time deposits in, certificates of deposit of, ~~trust accounts with,~~demand notes of, or bankers’ acceptances issued by~~, or federal funds sold by~~ any depository institution or trust company ~~incorporated~~organized under the laws of the United States or any State thereof (including ~~the Bank) or any state thereof~~any federal or state branch or agency of a foreign depository institution or trust company) and subject to supervision and examination by federal and/or state banking authorities ~~or with the Administrative Agent, in each case payable within 60 days after issuance, so long as the commercial paper and/or the~~(including, if applicable, the Collateral Agent, the Collateral Custodian or the Administrative Agent or any agent thereof acting in its commercial capacity); provided that the short term unsecured debt obligations of such depository institution or trust company ~~(or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company)~~ at the time of such investment, or contractual commitment providing for such investment ~~have the Permitted Investment Required Ratings~~, are rated at least “A-1” by Standard & Poor’s and “P-1” by Moody’s;

(c)                                  ~~unleveraged repurchase obligations (if treated as debt by the Borrower and the counterparty) with respect to (i) any security described in clause (a) above or (ii) any other Registered security issued or guaranteed by an agency or instrumentality of the United States, in either case entered into with a depository institution or trust company (acting as principal) described in clause (b) above or entered into with an entity (acting as principal) with, or whose parent company has (in addition to issuing a guarantee agreement guaranteeing payment of such entity’s obligations under such repurchase obligation, which guarantee agreement complies with S&P’s then-current criteria with respect to guarantees), the Permitted Investment Required Ratings;~~commercial paper that (i) is payable in Dollars and (ii) is rated at least “A-1” by Standard & Poor’s and “P-1” by Moody’s; and

(d)                                 ~~commercial paper or other short-term obligations (other than asset-backed commercial paper) with the Permitted Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 60 days from their date of issuance;~~units of money market funds rated in the highest credit rating category by each of S&P and Moody’s.

~~(e)                                  a Reinvestment Agreement issued by any bank (if treated as a deposit by such bank), or a Reinvestment Agreement issued by any insurance company or other corporation or entity, in each case with the Permitted Investment Required Ratings; provided that such Reinvestment Agreement may be unwound at the option of the Borrower without penalty;~~

~~(f)                                   money market funds that have, at all times, credit ratings of “Aaa” and “MR1+” by Moody’s and “AAAm” or “AAAm-G” by S&P, respectively; and~~

~~(g)                                  any of the following offered by U.S.  Bank (I) money market deposit accounts, (II) eurodollar time deposits, (III) commercial eurodollar sweep services or (IV) open commercial paper services, in each case with the Permitted Investment Required Ratings and subject to clause (x) of this definition above; provided that each such investment shall only be considered a Permitted Investment until such time as the Collateral Custodian has received written notice from the Administrative Agent that there has been an adverse change in such investment (as determined in the reasonable discretion of the Administrative Agent);~~

~~provided that (1) Permitted Investments purchased with funds in any Controlled Account shall be held until maturity except as otherwise specifically provided herein and shall include only such obligations or securities, other than those referred to in clause (f) above, as mature (or are putable at par to the issuer thereof) no later than the Business Day prior to the next Payment Date unless such Permitted Investments are issued by the Collateral Agent in its capacity as a banking institution, in which event such Permitted Investments may mature on such Payment Date; and (2) none of the foregoing obligations or securities shall constitute Permitted Investments if (A) such obligation or security has an “f”, “r”, “p”, “pi”, “q” or “t” subscript assigned by S&P, (B) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (C) payments with respect to such obligations or securities or proceeds of disposition are subject to withholding Taxes by any jurisdiction unless the payor is required to make “gross-up” payments that cover the full amount of any such withholding Tax on an after-Tax basis, (D) such obligation or security is secured by real property, (E) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (F) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action, (G) in the Servicer’s judgment, such obligation or security is subject to material non-credit related risks, (H) such obligation is a structured finance obligation or (I) such obligation or security is represented by a certificate of interest in a grantor trust.  Any investment that is a Permitted Investment pursuant to the above provisions of this definition shall not be disqualified from being a Permitted Investment because it is issued by or made with the Bank or because the Bank or the Collateral Agent or an Affiliate of the Bank or the Collateral Agent provides services for such investment and receives compensation therefor.~~No Permitted Investment shall have an “f”, “r”, “p”, “pi”, “q”, “sf” or “t” subscript affixed to its S&P rating.   Any such investment may be made or acquired from or through the Collateral Agent or the Administrative Agent or any of their respective affiliates, or any entity for whom the Collateral Agent, the Administrative Agent, the Collateral Custodian, the Bank or any of their respective affiliates provides services and receives compensation (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Permitted Investment at the time of acquisition); provided that, notwithstanding the foregoing clauses (a) through (d), unless the Borrower and the Servicer have received the written advice of counsel of national reputation experienced in such matters to the contrary (together with an Officer’s Certificate of the Borrower or the Servicer to the Administrative Agent and the Collateral Agent that the advice specified in this definition has been received by the Borrower and the Servicer), on and after the Required Sale Date, Permitted Investments may only include obligations or securities that constitute cash equivalents for purposes of the rights and assets in paragraph (c)(8)(i)(B) of the exclusions from the definition of “covered fund” for purposes of the Volcker Rule.  For the avoidance of doubt, the Bank shall have no obligation to determine whether any investment complies with the definition of Permitted Investment under this Agreement.

“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (a) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith and (c) Liens granted pursuant to or by the Transaction Documents.

“Permitted Refinancing” means any refinancing transaction undertaken by the Transferor, the Borrower or an Affiliate of the Transferor that is secured, directly or indirectly, by any Loan Asset formerly included in the Collateral Portfolio or any portion thereof or any interest therein released from the Lien of this Agreement.

“Permitted Securitization” means any private or public term or conduit securitization transaction (a) undertaken by the Transferor, the Borrower or an Affiliate of the Transferor, that is secured, directly or indirectly, by any Loan Asset formerly included in the Collateral Portfolio or any portion thereof or any interest therein released from the Lien of this Agreement, including, without limitation, any collateralized loan obligation or collateralized debt obligation offering or other asset securitization and (b) in the case of a term securitization in which the Transferor or an Affiliate thereof or underwriter or placement agent has agreed to purchase or place 100% of the equity and non-investment grade tranches of notes issued in such term securitization transaction.  For the avoidance of doubt, notwithstanding any agreement by the Transferor or an Affiliate to purchase or place 100% of the equity in such term securitization transaction, any such party agreeing to so purchase or place may designate other Persons as purchasers of such equity provided such party or parties remain primarily liable therefor if such designees fail to purchase or place in connection with the closing date of such term securitization and/or, after the closing of such term securitization, may transfer equity it purchases at the closing thereof.

(j)                                    all collections, income, payments, proceeds and other benefits of each of the foregoing.

“Prime Rate” means the rate announced by SMBC from time to time as its prime rate in the United States at its New York Branch, such rate to change as and when such designated rate changes.  The Prime Rate is not intended to be the lowest rate of interest charged by SMBC or any other specified financial institution in connection with extensions of credit to debtors.

“Principal Collection Account” means a trust subaccount (account number 156948-200 at the Bank), linked to and constituting part of the Collection Account into which Principal Collections shall be deposited, in the name of the Borrower for the benefit of and under the control of the Collateral Agent for the benefit of the Secured Parties; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Principal Collection Account.

“Principal Collections” means (a) any amounts deposited by the Borrower (or the Transferor on its behalf) in accordance with Section 2.06(a)(i) or Section 2.07(e)(i) and (b) with respect to any Loan Asset, all amounts received which are not Interest Collections, including without limitation all Recoveries, all Insurance Proceeds, all scheduled payments of principal and principal prepayments and all guaranty payments and proceeds of any liquidations, sales, dispositions or securitizations, in each case, not attributable to the interest on such Loan Asset; provided that, for the avoidance of doubt, “Principal Collections” shall not include amounts on deposit in the Unfunded Exposure Account or amounts withdrawn pursuant to Section 2.21.

“Proceeds” means, with respect to any Collateral Portfolio, all property that is receivable or received when such Collateral Portfolio is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral Portfolio.

“Purchase and Sale Agreement” means that certain Purchase and Sale Agreement, dated as of the Closing Date, by and between the Transferor, as the seller, and the Borrower, as the purchaser, as such agreement was amended (x) by Omnibus Amendment No. 1, dated as of September 14, 2012, ~~and~~ (y) by Omnibus Amendment No. 2, dated as of December 20, 2013, and (z) by Omnibus Amendment No. 3, dated as of June 30, 2015 and as may be further amended, restated, supplemented and/or otherwise modified from time to time.

“Records” means all documents relating to the Loan Assets, including books, records and other information executed in connection with the origination or acquisition of the Collateral Portfolio or maintained with respect to the Collateral Portfolio and the related Obligors that the Borrower, the Transferor or the Servicer have generated, in which the Borrower or the Transferor have acquired an interest pursuant to the Purchase and Sale Agreement or in which the Borrower or the Transferor have otherwise obtained an interest.

“Recoveries” means, as of the time any Underlying Collateral with respect to any Loan Asset subject to a payment default, or other default, by the related Obligor is sold,

discarded or abandoned (after a determination by the Servicer that such Underlying Collateral has little or no remaining value) or otherwise determined to be fully liquidated by the Servicer in accordance with the Servicing Standard, the proceeds from the sale of the Underlying Collateral, the proceeds of any related Insurance Policy, any other recoveries with respect to such Loan Asset, as applicable, the Underlying Collateral, and amounts representing late fees and penalties, net of any amounts received that are required under such Loan Asset, as applicable, to be refunded to the related Obligor.

“Register” has the meaning assigned to that term in Section 2.14.

~~“Registered” means, for the purposes of the definition of “Permitted Investments”, in registered form for U.S. federal income tax purposes and issued after July 18, 1984; provided that a certificate of interest in a grantor trust shall not be treated as Registered unless each of the obligations or securities held by the trust was issued after that date.~~

~~“Reinvestment Agreement” means a guaranteed reinvestment agreement from a bank, insurance company or other corporation or entity having a Permitted Investment Required Rating; provided that such agreement provides that it is terminable by the purchaser, without penalty, if the rating assigned to such agreement by either S&P or Moody’s is at any time lower than such agreement’s Permitted Investment Required Rating.~~

“Reinvestment Period” means the date commencing on the Closing Date and ending on the earliest to occur of (a) September 14, ~~2016~~2017 (or such later date as is agreed to in writing by the Borrower, the Servicer, the Administrative Agent and the Lender pursuant to Section 2.19(b)), (b) the occurrence of an Event of Default (past any applicable notice or cure period provided in the definition thereof) and (c) the date of any voluntary termination by the Borrower pursuant to Section 2.18(b); provided that if any of the foregoing is not a Business Day, the Reinvestment Period shall end on the next succeeding Business Day.

“Release Date” has the meaning assigned to that term in Section 2.07(e).

“Remittance Period” means, (a) as to the Initial Payment Date, the period beginning on January 20, 2012 and ending on, and including, the Determination Date immediately preceding such Payment Date and (b) as to any subsequent Payment Date, the period beginning on the first day after the most recently ended Remittance Period and ending on, and including, the Determination Date immediately preceding such Payment Date, or, with respect to the final Remittance Period, the Collection Date.

“Replacement Servicer” has the meaning assigned to that term in Section 6.01(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

“Reporting Date” means the date that is three Business Days prior to the Payment Date of each calendar month, commencing with the Payment Date in March, 2012.

“Required Lenders” has the meaning assigned to that term in Section 11.01(a).

“Required Loan Documents” means, for each Loan Asset, originals (except as otherwise indicated) of the following documents or instruments, all as specified on the related Loan Asset Checklist:

(a)                                 (i) other than in the case of a Noteless Loan Asset, the original or, if accompanied by an original “lost note” affidavit and indemnity, a copy of, the underlying promissory note, endorsed by the Borrower in blank or to the Collateral Agent (and evidencing an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower), and (ii) in the case of a Noteless Loan Asset (x) a copy of each transfer document or instrument relating to such Noteless Loan Asset evidencing the assignment of such Noteless Loan Asset to the Transferor and from the Transferor to the Borrower and from the Borrower either to the Collateral Agent or in blank, and (y) a copy of the Loan Asset Register with respect to such Noteless Loan Asset, as described in Section 5.03(l)(ii);

(b)                                 originals or copies of each of the following, to the extent applicable to the related Loan Asset; any related loan agreement, credit agreement, note purchase agreement, security agreement (if separate from any mortgage), sale and servicing agreement, acquisition agreement, subordination agreement, intercreditor agreement or similar instruments, guarantee, Insurance Policy, assumption or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto, as set forth on the Loan Asset Checklist; and

(c)                                  with respect to any Loan Asset originated by the Transferor and with respect to which the Transferor acts as administrative agent (or in a comparable capacity), either (i) copies of the UCC-1 financing statements, if any, and any related continuation statements, each showing the Obligor as debtor and the Collateral Agent as total assignee or showing the Obligor, as debtor and the Transferor as secured party and each with evidence of filing thereon, or (ii) copies of any such UCC financing statements certified by the Servicer to be true and complete copies thereof in instances where the original UCC financing statements have been sent to the appropriate public filing office for filing, in each case as set forth in the Loan Asset Checklist.

“Required Reports” means, collectively, the asset report and the Servicing Report required pursuant to Section 6.08(b), the Servicer’s Certificate required pursuant to Section 6.08(c), the financial statements of the Servicer required pursuant to Section 6.08(d), the Tax returns of the Borrower, the Transferor and the Servicer required pursuant to Section 6.08(e), the financial statements and valuation reports of each Obligor required pursuant to Section 6.08(f), the annual statements as to compliance required pursuant to Section 6.09, and the annual independent public accountant’s report required pursuant to Section 6.10.

“Required Sale Assets” means all assets owned by the Borrower the ownership of which would disqualify the Borrower from using the “loan securitization exemption” under the Volcker Rule (as determined by the Administrative Agent in its reasonable discretion).  For the avoidance of doubt, the parties agree that the following will not be included in the definition of “Required Sale Assets”: (a) First Lien Loan Assets, First Lien Last Out Loan Assets and Second Lien Loan Assets only if (i) no portion of the interest held by the Borrower in such Loan Assets consists of letters of credit or (ii) the interest held by the Borrower in such Loan Assets is not pursuant to a participation interest and (b) solely to the extent permitted under Section 351.10(c)(8)(iii) of the Volcker Rule, any loans, securities or other assets received in connection with a workout or restructuring of a Loan Asset in lieu of debts previously contracted with respect to such Loan Asset previously held by the Borrower in compliance with the terms of this Agreement.

“Required Sale Date” means the date immediately prior to July 21, 2015 (or the date immediately prior to such later date (to the extent applicable to the transactions contemplated hereby) as shall be determined by written order of the Board of Governors of the Federal Reserve System with respect to the required conformance with the Volcker Rule by banking entities generally); provided that if the Administrative Agent receives an opinion of nationally recognized counsel reasonably satisfactory to it in its sole discretion that (A) the ownership of the Required Sale Assets will not cause the Borrower to be a “covered fund” under the Volcker Rule, (B) the Advances are not considered to constitute “ownership interests” under the Volcker Rule or (C) ownership of the Advances will be otherwise exempt from the Volcker Rule, then the Required Sale Date shall not occur; provided further that upon receipt of further official guidance from or on behalf of the Board of Governors of the Federal Reserve System with respect to compliance with the Volcker Rule, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith in respect of amendments or modifications to the Transaction Documents appropriate to assure compliance with or exemption from the Volcker Rule.

“Responsible Officer” means, with respect to any Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding, and (d) any payment of management fees by the Borrower.  For the avoidance of doubt, (x) payments and reimbursements due to the Servicer in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments, and (y) distributions by the Borrower to holders of its membership interests of Loan Assets or of cash or other proceeds relating thereto which have been substituted by the Borrower in accordance with this Agreement shall not constitute Restricted Junior Payments.

“Retained Interest” means, with respect to any Agented Note that is transferred to the Borrower, (a) all of the obligations, if any, of the agent(s) under the documentation evidencing such Agented Note and (b) the applicable portion of the interests, rights and obligations under the documentation evidencing such Agented Note that relate to such portion(s) of the indebtedness that is owned by another lender.

“Review Criteria” has the meaning assigned to that term in Section 12.02(b)(i).

“Revolving Loan Asset” means a Loan Asset that is a line of credit or contains an unfunded commitment arising from an extension of credit to an Obligor, pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (or its successors in interest).

“Scheduled Payment” means each scheduled payment of principal and/or Interest required to be made by an Obligor on the related Loan Asset, as adjusted pursuant to the terms of the related Loan Agreement.

“Second ~~Amendment Effective Date” means December 20, 2013.~~Lien Loan Asset” means any Loan Asset that (a) is secured by a valid and perfected second priority Lien on substantially all of the Obligor’s assets constituting Underlying Collateral for the Loan Asset (whether or not there is also a security interest of a higher or lower priority in additional collateral), subject to any “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, (b) is pari passu in right of payment with the Indebtedness of the holders of the first priority security interest (other than with respect to receipt of the proceeds of liquidated collateral following an event of default), (c) pursuant to an intercreditor or subordination agreement between the Borrower (or the applicable agent) and the holder of such first priority security interest (or the applicable agent), the amount of Indebtedness covered by such first priority security interest is limited in terms of aggregate outstanding amount or percent of outstanding principal and (d) has a Loan-to-Value Ratio of not greater than 70%.

“Second Reinvestment Period Extension” has the meaning assigned to that term in Section 2.19(b).

“Second Stated Maturity Extension” has the meaning assigned to that term in Section 2.19(a).

“Secured Party” means each of the Administrative Agent, the Lender (together with its successors and assigns), the Collateral Agent, the Collateral Custodian, the Bank and, to the extent of any Obligations owing to such Person hereunder or under any other Transaction Document, each of their respective Affiliates, assigns, officers, directors, employees and agents.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Servicer” means at any time the Person then authorized, pursuant to Section 6.01 to service, administer, and collect on the Loan Assets and exercise rights and remedies in respect of the same.

“Servicer Pension Plan” has the meaning assigned to that term in Section 4.03(p).

“Servicer Termination Event” means the occurrence of any one or more of the following events:

(a)           any failure by the Servicer to make any payment, transfer or deposit into the Collection Account (including, without limitation, with respect to bifurcation and remittance of Interest Collections and Principal Collections) or the Unfunded Exposure Account, as required by this Agreement or any Transaction Document which continues unremedied for a period of two Business Days;

(b)           any failure on the part of the Servicer duly to (i) observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party (including, without limitation, any material delegation of the Servicer’s duties that is not permitted by Section 6.01 of this Agreement) or (ii) comply in any material respect with the Servicing Standard regarding the servicing of the Collateral Portfolio and in each case the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (x) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or the Collateral Agent (at the direction of the Administrative Agent) and (y) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(c)           the failure of the Servicer to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $75,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such amount of recourse debt whether or not waived;

(d)           a Bankruptcy Event shall occur with respect to the Servicer;

(e)           Ares or an Affiliate thereof shall cease to be the Servicer (~~other than with the prior written consent of the Lender and the Administrative Agent~~including by resignation otherwise permitted hereunder);

(f)            any failure by the Servicer to deliver (i) any required Servicing Report on or before the date occurring two Business Days after the date such report is required to be made or given, as the case may be or (ii) any other Required Reports hereunder on or before the date occurring five Business Days after the date such report is required to be made or given, as the case may be, in each case under the terms of this Agreement;

(g)           any representation, warranty or certification made by the Servicer in any Transaction Document or in any document or report delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which has a Material Adverse Effect on the Administrative Agent or any of the Secured Parties and continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the

Administrative Agent or the Collateral Agent and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(h)           any financial or other information reasonably requested by the Administrative Agent or the Collateral Agent is not provided as requested within a reasonable amount of time following such request;

(~~j~~i)           the rendering against the Servicer of one or more final judgments, decrees or orders for the payment of money in excess of $75,000,000, individually or in the aggregate (excluding, in each case, any amounts covered by insurance), and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than 60 consecutive days after the later of (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished, without such judgment, decree or order being vacated, stayed or discharged during such 60 day period;

(~~k~~j)          any change in the control of the Servicer that takes the form of either a merger or consolidation that does not comply with the provisions of Section 5.04(a) of this Agreement;

(~~l~~k)          the declaration or automatic occurrence of the Facility Maturity Date;

(~~m~~l)         any other event which has caused, or which would reasonably be expected to cause, a Material Adverse Effect on the ability of the Servicer to meet its obligations under the Transaction Documents to which it is a party; or

(~~n~~m)       Ares shall assign its rights or obligations as “Servicer” hereunder to any Person ~~without the consent of the Lender and the Administrative Agent (as required in Section 11.04(a))~~.

“Servicer Termination Notice” has the meaning assigned to that term in Section 6.01(b).

“Servicer’s Certificate” has the meaning assigned to that term in Section 6.08(c).

“Servicing Fees” means the fee payable to the Servicer on each Payment Date in arrears in respect of each Remittance Period, which fee shall be equal to the product of (a) 0.50%, (b) the arithmetic mean of the aggregate Outstanding Balance of all Eligible Loan Assets and Defaulted Loan Assets on the first day and on the last day of the related Remittance Period and (c) the actual number of days in such Remittance Period divided by 360; provided that the rate set forth in clause (a) hereof may be increased up to 0.75% at the discretion of the Administrative Agent in the event that a Replacement Servicer (other than SMBC or an Affiliate thereof) is appointed pursuant to Section 6.01(c).

“Servicing File” means, for each Loan Asset, (a) copies of each of the Required Loan Documents and (b) any other portion of the Loan Asset File which is not part of the Required Loan Documents.

“Servicing Report” has the meaning assigned to that term in Section 6.08(b).

“Servicing Standard” means, with respect to any Loan Assets included in the Collateral Portfolio, to service and administer such Loan Assets on behalf of the Secured Parties in accordance with Applicable Law, the terms of this Agreement, the Loan Agreements, all customary and usual servicing practices for loans like the Loan Assets and, to the extent consistent with the foregoing, (a) if the Servicer is the originator or an Affiliate thereof, the higher of: (i) in a manner which the Servicer believes to be consistent with the practices and procedures followed by institutional servicers of national standing relating to assets of the nature and character of the Loan Assets, and (ii) the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others, and (b) if the Servicer is not the originator or an Affiliate thereof, the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others.

“SMBC” means Sumitomo Mitsui Banking Corporation, a Japanese banking corporation, in its individual capacity, together with its successors and assigns.

“SMBC Lender Fee Letter” means that certain lender fee letter, dated as of the Closing Date, by and among the Borrower, the Servicer, the Administrative Agent and SMBC, as such letter was amended (x) by the Amended and Restated Fee Letter Agreement, dated as of September 14, 2012, ~~and~~ (y) by the Second Amended and Restated Fee Letter Agreement, dated as of December 20, 2013, and (z) by the Third Amended and Restated Fee Letter Agreement, dated as of June 30, 2015, and as may be further amended, restated, supplemented, modified, waived and/or replaced from time to time.

“Solvent” means, as to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair market value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“State” means one of the fifty states of the United States or the District of Columbia.

“Stated Maturity Date” means September 14, ~~2021~~2022 (or, if such day is not a Business Day, the next succeeding Business Day) or such later date as is agreed to in writing by the Borrower, the Servicer, the Administrative Agent and the Lender pursuant to Section 2.19(a).

“Structured Finance Obligation” means any obligation secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgage-backed securities, including (but not limited to) collateral debt obligations, collateral loan obligation, asset backed securities and commercial mortgage backed securities or any resecuritization thereof.

“Subsidiary” means with respect to a Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Substitute Eligible Loan Asset” means each Eligible Loan Asset transferred to the Borrower pursuant to the terms of the Purchase and Sale Agreement, as contemplated by Section 2.07(a) or Section 2.07(e)(ii).

“Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Term Loan Asset” means a Loan Asset that is a term loan that has been fully funded, does not contain any unfunded commitment on the part of the Borrower arising from an extension of credit by the Borrower to an Obligor and cannot be re-drawn upon (to the extent previously repaid by the Obligor).

“Third Amendment Effective Date” means June 30, 2015.

“Transaction Documents” means this Agreement, any Variable Funding Note (if delivered hereunder), any Joinder Supplement, the Purchase and Sale Agreement, the Control Agreement, the U.S. Bank Fee Letter, the SMBC Lender Fee Letter, the Collateral Agent Fee Letter and each document, instrument or agreement related to any of the foregoing.

“Transferor” means Ares, in its capacity as the transferor hereunder and as the seller under the Purchase and Sale Agreement, together with its successors and assigns in such capacity.

“U.S. Bank” has the meaning assigned to that term in the preamble hereto.

“U.S. Bank Fee Letter” means the U.S. Bank Fee Letter, dated as of the Closing Date, by and between the Borrower and U.S. Bank, as such letter may be amended, restated, supplemented, modified, waived and/or replaced from time to time.

“UCC” means the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

(c)           a Bankruptcy Event with respect to the related Obligor; or

(d)           the occurrence of a Material Modification with respect to such Loan Asset.

“Variable Funding Note” has the meaning assigned to such term in Section 2.01(a).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Warranty Event” means, as to any Loan Asset, the discovery that as of the related Cut-Off Date for such Loan Asset there existed a breach of any representation or warranty relating to such Loan Asset (including that the Loan Asset failed to satisfy the criteria of the definition of “Eligible Loan Asset”) and the failure of Borrower to cure such breach, or cause the same to be cured, within 30 days after the earlier to occur of the Borrower’s receipt of notice thereof from the Administrative Agent or the Borrower becoming aware thereof; provided that, if such breach is not cured within 10 days after the earlier to occur of the Borrower’s receipt of notice thereof from the Administrative Agent or the Borrower becoming aware thereof, then such Loan Asset shall no longer be an Eligible Loan Asset and, so long as such breach remains uncured, shall not be included in the calculation of “Borrowing Base”.

“Warranty Loan Asset” means a Loan Asset with respect to which a Warranty Event has occurred.

“Yield” means the sum of the following, payable on each Payment Date:

(a)           the aggregate LIBOR Yield for all LIBOR Advances Outstanding that have an Interest Period that ends on such Payment Date and for any part of the outstanding principal amount of a LIBOR Advance that was prepaid on a day other than a day on which an Interest Period for such LIBOR Advance ended, to the extent that LIBOR Yield with respect to such prepaid principal remains accrued and unpaid~~:~~ ;

plus,

(b)           with respect to any previously ended Remittance Period during which any One Day Advances were outstanding, the aggregate One Day Advance LIBOR Yield for all One Day Advances Outstanding;

plus,

(c)           with respect to any previously ended Remittance Period during which any Base Rate Advances were outstanding, the sum for each day in such Remittance Period of amounts determined in accordance with the following formula (but only to the extent that such amounts were not previously paid to the Lender) (the “Base Rate Yield”):

YR x L

D

with aggregate funds in connection with an Advance if upon making such Advance, the Advances Outstanding would exceed the Maximum Facility Amount; provided that for any Advance requested pursuant to Section 2.02(f), “Maximum Facility Amount” shall not take into account the proviso set forth in the definition thereof.

(c)           Notations on Variable Funding Note. The Lender is hereby authorized to enter on a schedule attached to any Variable Funding Note issued hereunder a notation (which may be computer generated) with respect to each Advance under such Variable Funding Note made by the Lender of: (i) the date and principal amount thereof, and (ii) each repayment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of the Lender to make any such notation on the schedule attached to any Variable Funding Note shall not limit or otherwise affect the obligation of the Borrower to repay the Advances Outstanding in accordance with their respective terms as set forth herein.

SECTION 2.02                     Procedure for Advances.

(a)           During the Reinvestment Period, the Lender will make Advances on any Business Day at the request of the Borrower, subject to and in accordance with the terms and conditions of Sections 2.01 and this 2.02 and subject to the provisions of Article III hereof.

(b)           For each Advance that is a LIBOR Advance, the Borrower shall deliver an irrevocable written notice in the form of a Notice of Borrowing to the Administrative Agent, with a copy to the Collateral Custodian, no later than 1:00 p.m. at least three Business Days before the Business Day on which the LIBOR Advance is to be made; provided that if such Notice of Borrowing is delivered later than 1:00 p.m. on such Business Day, such Notice of Borrowing shall be deemed to have been received on the following Business Day.  For each One Day Advance, the Borrower shall deliver an irrevocable written notice in the form of a Notice of Borrowing no later than 1:00 p.m. at least one Business Day before the Business Day on which the One Day Advance is to be made; provided that if such Notice of Borrowing is delivered later than 1:00 p.m. on such Business Day, such Notice of Borrowing shall be deemed to have been received on the following Business Day.  For each Base Rate Advance, the Borrower shall deliver an irrevocable written notice in the form of a Notice of Borrowing to the Administrative Agent no later than 1:00 p.m. at least one Business Day before the Business Day on which the Base Rate Advance is to be made; provided that if such Notice of Borrowing is delivered later than 1:00 p.m. on such Business Day, such Notice of Borrowing shall be deemed to have been received on the following Business Day.  The Borrower or the Servicer shall post all Loan Agreements and other loan documents and information with respect to each proposed Eligible Loan Asset, if any, to an IntraLinks (or other replacement) website to which the Administrative Agent has access. Each Notice of Borrowing shall include a duly completed Borrowing Base Certificate (updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof), and shall specify:

(i)            the aggregate amount of such Advance, which amount shall not cause the Advances Outstanding to exceed the Borrowing Base; provided that, except with respect to an Advance pursuant to Section 2.02(f), the amount of such Advance must be at least equal to $500,000;

(ii)           the proposed Advance Date and whether such Advance will be a LIBOR Advance, One Day Advance or a Base Rate Advance;

(iii)          a representation that all conditions precedent for an Advance described in Article III hereof have been satisfied;

(iv)          the amount of cash that will be funded into the Unfunded Exposure Account in connection with any Revolving Loan Asset or Delayed Draw Loan Asset funded by such Advance, if applicable; and

(v)           whether such Advance should be remitted to the Advance Funding Account or the Unfunded Exposure Account.

On the applicable Advance Date, upon satisfaction of the applicable conditions set forth in Article III, the Lender shall, in accordance with instructions received by the Administrative Agent, either (i) make available to the Borrower, in same day funds, the amount of such Advance, by payment into the Advance Funding Account and/or (ii) remit in same day funds the amount of such Advance into the Unfunded Exposure Account, as applicable; provided that, with respect to an Advance funded pursuant to Section 2.02(f), the Lender shall remit (to the extent required thereby) the Advance equal to the Exposure Amount Shortfall in same day funds to the Unfunded Exposure Account.

(c)           Each LIBOR Advance shall bear interest at the applicable LIBOR Yield Rate. Each One Day Advance shall bear interest at the applicable One Day Advance Yield Rate. The Base Rate Advances Outstanding shall bear interest at the Base Rate Yield Rate.  The Borrower may request that the Administrative Agent convert any Base Rate Advance, in whole and not in part, to a LIBOR Advance by delivering a Conversion Notice to the Administrative Agent no later than 1:00 p.m. at least three Business Days’ before the LIBOR Conversion Date on which such Base Rate Advance is to be converted into a LIBOR Advance.  The Borrower may request that the Administrative Agent convert any One Day Advance, in whole and not in part, to a LIBOR Advance by delivering a Conversion Notice to the Administrative Agent no later than 1:00 p.m. at least one Business Day before the LIBOR Conversion Date on which such One Day Advance is to be converted into a LIBOR Advance.  The Borrower may request that the Administrative Agent convert any LIBOR Advance, in whole and not in part, to a Base Rate Advance by (i) delivering a Conversion Notice to the Administrative Agent no later than 1:00 p.m. at least three Business Days’ before the Base Rate Conversion Date (which shall be a Payment Date on which the Interest Period for such LIBOR Advance ends) on which such LIBOR Advance is to be converted into a Base Rate Advance and (ii) paying in full any Breakage Fees (solely to the extent the Base Rate Conversion Date occurs on any day other than a Payment Date or with less than three Business Days’ prior written notice to the Administrative Agent). The Borrower may request that the Administrative Agent convert any One Day Advance, in whole and not in part, to a Base Rate Advance by delivering a Conversion Notice to the Administrative Agent no later than 1:00 p.m. at least one Business Day before the Base Rate Conversion Date on which such One Day Advance is to be converted into a Base Rate Advance.

(d)           Subject to Section 2.18 and the other terms, conditions, provisions and limitations set forth herein (including without limitation the payment of the Make-Whole

Premium and Breakage Fees, as applicable), the Borrower may (i) borrow, repay or prepay and reborrow Advances Outstanding without any penalty, fee or premium on and after the Closing Date and prior to the end of the Reinvestment Period and (ii) repay or prepay Advances Outstanding without any penalty, fee or premium after the end of the Reinvestment Period and prior to the Facility Maturity Date.

(e)           A determination by SMBC of the existence of any Eurodollar Disruption Event (any such determination to be communicated to the Borrower by written notice from the Administrative Agent promptly after the Administrative Agent learns of such event), or of the effect of any Eurodollar Disruption Event on its making or maintaining Advances at LIBOR or One Day Advance LIBOR, shall be conclusive absent manifest error.

(f)            If, on the last day of the Reinvestment Period (or within three Business Days after the occurrence of an Event of Default if the Reinvestment Period ends due to the occurrence of an Event of Default), the amount on deposit in the Unfunded Exposure Account is less than the Unfunded Exposure Amount, the Borrower shall request an Advance in the amount of such shortfall (the “Exposure Amount Shortfall”).  Following receipt of a Notice of Borrowing (as described in clause (ii) below), the Lender shall fund such Exposure Amount Shortfall in accordance with Section 2.02(b), notwithstanding anything to the contrary herein (including without limitation (a) the Borrower’s failure to satisfy any of the conditions precedent set forth in Section 3.02, (b) the occurrence of an Event of Default or (c) the existence of (x) an Unmatured Event of Default or (y) a Borrowing Base Deficiency); provided that:

(i)            the Lender may fund such Exposure Amount Shortfall in its sole discretion to the extent that doing so would cause the Lender to make an Advance that would result in the aggregate outstanding principal amount of the Advances to exceed the Maximum Facility Amount (without taking into account the proviso set forth in the definition thereof);

(ii)           the Borrower shall have caused a properly completed Notice of Borrowing (which shall specify the account details of the Unfunded Exposure Account where the funds will be made available) to be delivered to the Administrative Agent (with a copy from the Administrative Agent to the Lender) on a timely basis; and

(iii)          to the extent the Reinvestment Period has ended due to the occurrence of an Event of Default, the Lender shall have a funding obligation with respect to the Exposure Amount Shortfall under this Section 2.02(f) solely to the extent that (1) the Borrower shall have, prior to the date of such funding obligation, deposited an amount not less than the Unfunded Exposure Equity Amount in the Unfunded Exposure Account pursuant to Section 2.04(d)(vi) or by an equity contribution by Ares or by any combination of those two methods and (2) such funds, as of the date of such funding, remain on deposit in the Unfunded Exposure Account.

For the avoidance of doubt, the Borrower shall not be required to fund the Unfunded Exposure Account unless and until the occurrence of an Event of Default or the last day of the Reinvestment Period or as required to prevent the occurrence of a Borrowing Base Deficiency. For the further avoidance of doubt, any obligation of the Lender to make an Advance pursuant to this Section 2.02(f) shall be without prejudice to the obligation of the Borrower to cure any Borrowing Base Deficiency that exists prior to such Advance or results therefrom.

(g)           Notwithstanding anything to the contrary set forth herein, no Notice of Borrowing for an Advance to be made after the ~~Second~~Third Amendment Effective Date shall be delivered prior to the first Business Day after the ~~Second~~Third Amendment Effective Date.

SECTION 2.03             Determination of Yield. The Lender shall determine the Yield for the Advances Outstanding (including unpaid Yield related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower on each Payment Date and shall advise the Servicer thereof on the fourth Business Day prior to such Payment Date.

SECTION 2.04             Remittance Procedures. The Servicer, as agent for the Administrative Agent and the Lender, shall instruct the Bank and, if the Servicer fails to do so, the Administrative Agent or the Collateral Agent may instruct the Bank, to apply funds on deposit in the Controlled Accounts as described in this Section 2.04; provided that, at any time after delivery of Notice of Exclusive Control (as defined in the Control Agreement), the Administrative Agent or the Collateral Agent shall instruct the Bank to apply funds on deposit in the Controlled Accounts as described in this Section 2.04.

(a)           Interest Payments During the Reinvestment Period and Absent an Event of Default. On each Payment Date during the Reinvestment Period, but so long as no Event of Default has occurred and, in any case, prior to the declaration or automatic occurrence of the Facility Maturity Date, the Servicer shall, pursuant to the first paragraph of this Section 2.04, transfer Interest Collections held by the Bank in the Interest Collection Account, in accordance with the Servicing Report, to the following Persons in the following amounts and priority, calculated as of the Determination Date immediately prior to such Payment Date:

(i)            pari passu to (a) the Collateral Agent, in payment in full of all accrued and unpaid Collateral Agent Fees and all Collateral Agent Expenses, and (b) the Collateral Custodian and the Bank, in payment in full of all accrued and unpaid Collateral Custodian Fees and the Collateral Custodian Expenses; provided that amounts payable to the Collateral Agent for the Collateral Agent Expenses and the Collateral Custodian and the Bank for the Collateral Custodian Expenses pursuant to the foregoing clauses (a) and (b) shall not exceed $15,000 for any Payment Date;

(ii)           to the Servicer, in payment in full of all accrued and unpaid Servicing Fees;

(iii)          to the Administrative Agent, all accrued and unpaid fees, expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Administrative Agent under the Transaction Documents;

(iv)          to the Lender, (a) all Yield payable on such Payment Date in accordance with the definition of “Yield”, (b) the Non-Usage Fee to the extent that such Non-Usage Fee is accrued and unpaid as of the last day of the related Remittance Period

(iv)                              the Borrower shall give three Business Days’ notice of such sale (other than in the case of an Optional Sale), substitution or repurchase;

(v)                                 the Borrower shall notify the Administrative Agent of any amount to be deposited into the Principal Collection Account in connection with any sale, substitution or repurchase;

(vi)                              the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date;

(vii)                           any repayment of Advances Outstanding in connection with any sale, substitution or repurchase of Loan Assets hereunder shall comply with the requirements set forth in Section 2.18;

(viii)                        the Borrower and the Servicer (on behalf of the Borrower) shall agree to pay the reasonable legal fees and expenses of the Administrative Agent, the Lender, the Collateral Agent, the Collateral Custodian and the Bank in connection with any such sale, substitution or repurchase (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent on behalf of the Secured Parties and any other party having an interest in the Loan Asset in connection with such sale, substitution or repurchase); and

(ix)                              other than in the case of Section 2.07(e) and solely in the event that Ares or an Affiliate is no longer the Servicer and the Facility Maturity Date has not yet occurred, the Borrower shall have consented to such sale or substitution.

(g)                                  Affiliate Transactions. Notwithstanding anything to the contrary set forth herein or in any other Transaction Document, the Transferor (or an Affiliate thereof) shall not reacquire from the Borrower and the Borrower shall not transfer to the Transferor or to Affiliates of the Transferor, and none of the Transferor nor any Affiliates thereof shall have a right or ability to purchase, the Loan Assets other than (i) as not prohibited by Section 2.07(h) and (ii) in sales on an arms’ length basis and for fair market value or at a price specified herein; provided that (x) the proceeds of such sale shall be deposited into the Principal Collection Account to be disbursed in accordance with Section 2.04, (y) no event has occurred, or would result from such sale, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such sale, which constitutes an Unmatured Event of Default or a Borrowing Base Deficiency; and (z) the Administrative Agent shall provide prior written consent to such sale. For the avoidance of doubt, nothing in this clause (g) shall prohibit the Borrower from transferring or distributing its Loan Assets to the holders of its equity or Affiliates, as applicable, in accordance with Sections 2.07(a), (c), (d) or (e) and subject to the limitations, if applicable, of Section 2.07(h).

(h)                                 Limitations on Sales, Substitutions and Repurchases.

(i)                                     The Outstanding Balance of all Loan Assets (~~other than~~excluding Defaulted Loan Assets and Warranty Loan Assets removed from the Collateral Portfolio pursuant to Section 2.07(c) or (e)) substituted pursuant to Section 2.07(a), sold pursuant to Sections 2.07(c) and (g) or released pursuant to Section 2.07(d)~~; during the term of this Agreement does not exceed 25% of the Net Purchased Loan Balance~~ during any 12-month period (or such lesser number of months as shall have elapsed as of such date of determination) shall not exceed 20% of the highest aggregate Outstanding Balance of all Loan Assets at any time during such 12-month period.

(ii)                                  The Outstanding Balance of all Defaulted Loan Assets (other than Warranty Loan Assets removed from the Collateral Portfolio pursuant to Section 2.07(e)) substituted pursuant to Section 2.07(a), sold pursuant to Sections 2.07(c) and (g) or released pursuant to Section 2.07(d) during ~~the term of this Agreement does~~any 12-month period (or such lesser number of months as shall have elapsed as of such date of determination) shall not exceed 15% of the ~~Net Purchased Loan Balance~~highest aggregate Outstanding Balance of all Loan Assets at any time during such 12-month period.

SECTION 2.08                                                Payments and Computations, Etc.

(a)                                 All amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 5:00 p.m. on the day when due in Dollars in immediately available funds to the Collection Account or such other account as is designated by the Administrative Agent. The Borrower or the Servicer, as applicable, shall, to the extent permitted by Applicable Law, pay to the Secured Parties interest on all amounts not paid or deposited when due (taking into account any grace period provided for herein related to such payments) to any of the Secured Parties hereunder at an interest rate of 2.00% per annum above the Base Rate (other than with respect to any Advances Outstanding, which shall accrue at the LIBOR Yield Rate, One Day Advance Yield Rate or Base Rate Yield Rate, as applicable), payable on demand, from the date of such nonpayment until such amount is paid in full (as well after as before judgment); provided that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Any Obligation hereunder shall not be reduced by any distribution of any portion of Available Collections if at any time such distribution is rescinded or required to be returned by the Lender to the Borrower or any other Person for any reason. Each LIBOR Advance shall accrue interest at the applicable LIBOR Yield Rate for such LIBOR Advance during each applicable Interest Period.  All computations of interest and all computations with respect to the Yield, the LIBOR Yield and the LIBOR Yield Rate with respect to LIBOR Advances and One Day Advance Yield and One Day Advance Yield Rate with respect to One Day Advances, in each case, shall be computed on the basis of a year of 360 days for the actual number of days elapsed.  Payments of Yield with respect to each LIBOR Advance shall be payable on each Payment Date on which an Interest Period for such LIBOR Advance ends.  Each ~~Base Rate~~One Day Advance shall accrue interest at the ~~Base Rate~~One Day Advance Yield Rate for each day beginning on, and including, the Advance Date ~~or Base Rate Conversion Date, as applicable, with respect to such Base Rate Advance~~ and ending on, but excluding, the LIBOR Conversion Date ~~for such~~or Base Rate Conversion Date for such One Day Advance or the date such ~~Base Rate~~One Day Advance is repaid in full at the ~~Base Rate~~One Day Advance Yield.  All computations of interest and all computations with respect to the Yield and Base Rate Yield with respect to Base Rate Advances shall be computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed.  Each Base Rate Advance shall accrue interest at the Base Rate Yield for each day beginning on, and including, the Advance Date or Base Rate Conversion Date, as applicable, with respect to such Base Rate Advance and ending on, but excluding, the LIBOR Conversion Date.  Any One Day Advance Yield accruing on the days including the first day of a calendar month and ending on, and including, the Determination Date for such calendar month, shall be payable on the Payment Date occurring during such calendar month.  Any One Day Advance LIBOR Yield accruing on days after the Determination Date in any calendar month shall be payable on the Payment Date occurring during the next calendar month.  Any Base Rate Yield accruing on the days including the first day of a calendar month and ending on, and including, the Determination Date for such calendar month, shall be payable on the Payment Date occurring during such calendar month. Any Base Rate Yield accruing on days after the Determination Date in any calendar month shall be payable on the Payment Date occurring during the next calendar month.

(b)                                 Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Yield or any fee payable hereunder, as the case may be.

(c)                                  If any Advance requested by the Borrower and approved by the Lender and the Administrative Agent pursuant to Section 2.02 is not for any reason whatsoever, except as a result of the gross negligence or willful misconduct of, or failure to fund such Advance on the part of, the Lender, the Administrative Agent or an Affiliate thereof, made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify the Lender against any loss, cost or expense incurred by the Lender related thereto (other than any such loss, cost or expense solely due to the gross negligence or willful misconduct or failure to fund such Advance on the part of the Lender, the Administrative Agent or an Affiliate thereof), including without limitation any loss (including cost of funds and reasonable out-of-pocket expenses), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund Advances or maintain the Advances Outstanding. The Lender shall provide to the Borrower documentation setting forth the amounts of any loss, cost or expense referred to in the previous sentence, such documentation to be conclusive absent manifest error.

SECTION 2.09                                                Fees. The Borrower shall pay to the Lender (either directly or through the Administrative Agent) certain fees in the amounts and on the dates set forth in the SMBC Lender Fee Letter.

SECTION 2.10                                                Increased Costs; Capital Adequacy.

(a)                                 If, due to either (i) the introduction of or any change following the Closing Date (including without limitation any change by way of imposition or increase of reserve requirements) in or in the interpretation, administration or application following the Closing Date of any Applicable Law (including without limitation any law or regulation resulting in any interest payments paid to the Lender under this Agreement being subject to any Tax, except for Taxes on the overall net income of the Lender), in each case whether foreign or domestic or (ii) the compliance with any guideline or request following the Closing Date from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Administrative Agent, the Lender or any Affiliate, participant

(e)                                  If at any time the Borrower shall be liable for the payment of any additional amounts in accordance with this Section 2.10, then the Borrower shall have the option to terminate this Agreement (in accordance with the provisions of Section 2.18(b) but without the payment of any Make-Whole Premium); provided that such option to terminate shall in no event relieve the Borrower of paying any amounts owing pursuant to this Section 2.10 in accordance with the terms hereof.

(f)                                   Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules and regulations promulgated thereunder or issued in connection therewith ~~shall~~and (ii) any law, request, rule, guideline or directive promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in each case, be deemed to have been introduced after the Closing Date, thereby constituting a change for which a claim for increased costs or additional amounts may be made hereunder with respect to the Affected Parties, regardless of the date enacted, adopted or issued.

SECTION 2.11                                                Taxes.

(a)                                 All payments made by the Borrower or made by the Servicer on behalf of the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes.  If any Non-Excluded Taxes are required to be withheld from any amounts payable to any Indemnified Party, then the amount payable to such Person will be increased (the amount of such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Non-Excluded Taxes (including without limitation any Non-Excluded Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been made.

(b)                                 The Borrower will indemnify, from funds available to it pursuant to Section 2.04 (and to the extent the funds available for indemnification provided by the Borrower are insufficient the Servicer, on behalf of the Borrower, will indemnify) each Indemnified Party for the full amount of Non-Excluded Taxes payable by such Person in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  All payments in respect of this indemnification shall be made within 10 days from the date a written invoice therefor is delivered to the Borrower.

(c)                                  Within 30 days after the date of any payment by the Borrower or by the Servicer on behalf of the Borrower of any Non-Excluded Taxes, the Borrower or the Servicer, as applicable, will furnish to the Administrative Agent at the applicable address set forth on this Agreement, appropriate evidence of payment thereof.

(d)                                 (i) If the Lender or any assignee of the Lender is a Foreign Lender, such Lender or such assignee, as applicable, shall, to the extent it is legally entitled to do so, deliver to the Borrower, with a copy to the Administrative Agent, within 15 days after becoming a Foreign Lender hereunder whichever of the following is applicable:

(A)                               in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest hereunder, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)                               in the case of a Foreign Lender claiming that its income hereunder is effectively connected with its conduct of a trade or business in the United States an executed original of IRS Form W-8ECI;

(C)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E; or

(D)                               to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.

(ii) If the Lender or any assignee of the Lender is not a Foreign Lender, such Lender or such assignee, as applicable, shall deliver to the Borrower, with a copy to the Administrative Agent, one (or such other number as may from time to time be prescribed by Applicable Law) duly completed copy of Internal Revenue Service Form W-9 (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Law) as will enable the Borrower and the Administrative Agent to determine whether such Lender is exempt from or subject to backup withholding or information reporting requirements.

(iii) In addition, the Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as may be required under Applicable Law to permit the Borrower or the Servicer to make payments hereunder for the account of the Lender, if the Lender is a Foreign Lender, without deduction or withholding of United States federal income or similar Taxes, or to determine whether or not the Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in this Section 2.11(d), the execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission

SECTION 2.16                                                Release of Loan Assets.

(a)                                 The Borrower may obtain the release of (i) any Loan Asset (and the related Portfolio Assets pertaining thereto) released pursuant to a Lien Release Dividend, sold or substituted in accordance with the applicable provisions of Section 2.07 or liquidated in accordance with Sections 6.05 and 12.08(a) and any Portfolio Assets pertaining to such Loan Asset and (ii) any Collateral Portfolio that expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account. The Collateral Agent, for the benefit of the Secured Parties, shall, at the sole expense of the Servicer and at the direction of the Administrative Agent, execute such documents and instruments of release as may be prepared by the Servicer on behalf of the Borrower, give notice of such release to the Collateral Custodian (in the form of Exhibit L) (unless the Collateral Custodian and the Collateral Agent are the same Person) and take other such actions as shall reasonably be requested by the Borrower to effect such release of the Lien created pursuant to this Agreement. Upon receiving such notification by the Collateral Agent as described in the immediately preceding sentence, if applicable, the Collateral Custodian shall deliver to the Borrower (or its designee) the Required Loan Documents relating to the Loan Asset subject to such release within two Business Days of receipt of such notification and request.

(b)                                 Promptly after the Collection Date has occurred, the Lender and the Administrative Agent, in accordance with their respective interests, shall release to the Borrower, for no consideration but at the sole expense of the Borrower, their respective remaining interests in the Portfolio Assets, free and clear of any Lien resulting solely from an act by the Collateral Agent, the Lender or the Administrative Agent but without any other representation or warranty, express or implied, by or recourse against the Lender or the Administrative Agent.

SECTION 2.17                                                Treatment of Amounts Received by the Borrower. Amounts received by the Borrower in connection with sales and substitutions of Loan Assets pursuant to Section 2.07 on account of such Loan Assets shall be treated as payments of Principal Collections or Interest Collections, as applicable, on Loan Assets hereunder.

SECTION 2.18                                                Prepayment; Termination.

(a)                                 Except as expressly permitted or required herein, including without limitation any repayment necessary to cure a Borrowing Base Deficiency, Advances Outstanding may only be reduced in whole or in part at the option of the Borrower at any time by delivering a Notice of Reduction (which notice shall include a Borrowing Base Certificate) to the Administrative Agent and the Collateral Agent at least three Business Days~~’~~ (or, in the case of One Day Advances, one Business Day) prior to such reduction.  Upon any prepayment, the Borrower shall also pay in full any Breakage Fees (solely to the extent such prepayment occurs on any day other than a Payment Date or with less than three Business Days’ (or, in the case of One Day Advances, one Business Day’s) prior written notice to the Administrative Agent) and other accrued and unpaid costs and expenses of the Administrative Agent and the Lender related to such prepayment; provided that no reduction in Advances Outstanding shall be given effect unless (i) sufficient funds have been remitted to pay all such amounts in full, as determined by the Administrative Agent, in its sole discretion and (ii) no event has occurred or would result from such prepayment which would constitute an Event of Default or an Unmatured Event of

SECTION 2.19                                                Extension of Stated Maturity Date and Reinvestment Period.

(a)                                 The Borrower may, at any time after the first anniversary of the ~~Second~~Third Amendment Effective Date, make a request to the Administrative Agent to extend the date set forth in the definition of “Stated Maturity Date” for an additional period of one year. The Stated Maturity Date may be extended by one year by mutual agreement among the Administrative Agent, SMBC (so long as SMBC is the Collateral Agent, the Lender or the Replacement Servicer), the Borrower and the Servicer (such extension, the “Initial Stated Maturity Extension”). Following such Initial Stated Maturity Extension, the Borrower may, at any time thereafter, make a request to the Administrative Agent to extend the date set forth in the definition of “Stated Maturity Date” (as revised by the Initial Stated Maturity Extension) for an additional period of one year (such extension, the “Second Stated Maturity Extension”). The Stated Maturity Date (as revised by the Initial Stated Maturity Extension) may be extended by one year upon the mutual agreement among the Administrative Agent, SMBC (so long as SMBC is the Collateral Agent, the Lender or the Replacement Servicer), the Borrower and the Servicer. The effectiveness of either the Initial Stated Maturity Extension or the Second Stated Maturity Extension shall be conditioned upon the payment of a Stated Maturity Extension Fee (as defined in the SMBC Lender Fee Letter) to the Administrative Agent for the Administrative Agent’s own account, in immediately available funds. The Borrower confirms that SMBC (so long as SMBC is the Collateral Agent, the Lender or the Replacement Servicer) or the Administrative Agent, each in its sole and absolute discretion, without regard to the value or performance of the Loan Assets or any other factor, may elect not to extend the Stated Maturity Date.

(b)                                 The Borrower may, at any time after the first anniversary of the ~~Second~~Third Amendment Effective Date, make a request to the Administrative Agent to extend the date set forth in clause (a) of the definition of “Reinvestment Period” for an additional period of one year. Such date may be extended by one year by mutual agreement among the Administrative Agent, SMBC (so long as SMBC is the Collateral Agent, the Lender or the Replacement Servicer), the Borrower and the Servicer (such extension, the “Initial Reinvestment Period Extension”). Following such Initial Reinvestment Period Extension, the Borrower may, at any time thereafter, make a request to the Administrative Agent to extend the date set forth in clause (a) of the definition of “Reinvestment Period” (as revised by the Initial Reinvestment Period Extension) for an additional period of one year. Such date may be extended by one year upon the mutual agreement among the Administrative Agent, SMBC (so long as SMBC is the Collateral Agent, the Lender or the Replacement Servicer), the Borrower and the Servicer (such extension, the “Second Reinvestment Period Extension”). The effectiveness of either the Initial Reinvestment Period Extension or the Second Reinvestment Period Extension shall be conditioned upon the payment of a Reinvestment Period Extension Fee (as defined in the SMBC Lender Fee Letter) to the Administrative Agent for the Administrative Agent’s own account, in immediately available funds. The Borrower confirms that SMBC (so long as SMBC is the Collateral Agent, the Lender or the Replacement Servicer) or the Administrative Agent, each in its sole and absolute discretion, without regard to the value or performance of the Loan Assets or any other factor, may elect not to extend the date set forth in clause (a) of the definition of “Reinvestment Period”.

Account, as the case may be (with respect to investments made hereunder of funds held therein), an amount equal to the amount of any actual loss incurred, in respect of any such investment, immediately upon realization of such loss. None of the Bank, the Collateral Agent, the Administrative Agent or the Lender shall be liable for the amount of any loss incurred, in respect of any investment, or lack of investment, of funds held in any Controlled Account other than, in the case of the Bank, with respect to any loss that directly results from the Bank’s failure to act as instructed by the Servicer or Borrower, which failure constitutes fraud, gross negligence or willful misconduct.  The parties hereto acknowledge that the Bank, the Collateral Agent or any of their Affiliates may receive compensation with respect to the Permitted Investments.

(e)                                  Until the Collection Date, neither the Borrower nor the Servicer shall have any rights of direction or withdrawal, with respect to amounts held in any Controlled Account, except to the extent explicitly set forth in Section 2.04 or Section 2.21.

SECTION 2.21                                                Reinvestment of Principal Collections.

On the terms and conditions hereinafter set forth as certified in writing to the Collateral Agent and Administrative Agent, the Servicer (on behalf of the Borrower) may, to the extent of any Principal Collections (other than Designated Sale Proceeds) on deposit in the Principal Collection Account:

(a)                                 prior to the end of the Reinvestment Period, withdraw such funds for the purpose of reinvesting in additional Eligible Loan Assets to be transferred hereunder; provided that the following conditions are satisfied:

(i)                                     all conditions precedent set forth in Section 3.04 have been satisfied;

(ii)                                  no Event of Default has occurred, or would result from such withdrawal and reinvestment, and no Unmatured Event of Default or Borrowing Base Deficiency exists or would result from such withdrawal and reinvestment;

(iii)                               the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date;

(iv)                              the Servicer provides same day written notice to the Administrative Agent and the Bank by facsimile or email (to be received no later than 1:00 p.m. on such day) of the request to withdraw Principal Collections and the amount of such request;

(v)                                 the notice required in clause (iv) above shall be accompanied by a Disbursement Request and a Borrowing Base Certificate, each executed by the Borrower and a Responsible Officer of the Servicer;

(vi)                              the Bank provides to the Administrative Agent by facsimile or email (to be received no later than 1:30 p.m. on that same day) a statement reflecting

(iv)                              the Administrative Agent shall have received on or before the date of the effectiveness of this Agreement the items listed in Schedule I hereto, each in form and substance satisfactory to the Administrative Agent;

(v)                                 the Administrative Agent shall have received approval from its internal credit committee and all other necessary approvals, as required by the Administrative Agent, in its sole discretion;

(vi)                              no Material Adverse Effect on the business, assets, financial conditions or performance of the Servicer and its subsidiaries, including the Borrower, on a consolidated basis, has occurred;

(vii)                           the Lender, if the Lender has requested a Variable Funding Note, shall have received a duly executed Variable Funding Note, in a principal amount equal to the Maximum Facility Amount; and

(viii)                        the results of Administrative Agent’s financial, legal, Tax and accounting due diligence relating to the Transferor, the Borrower, the Servicer, the Eligible Loan Assets to be included in the Collateral Portfolio on the date hereof and the transactions contemplated hereunder are satisfactory to Administrative Agent.

(b)                                 By its execution and delivery of this Agreement, each of the Borrower and the Servicer hereby certifies that, and (except with respect to the conditions set forth in clauses (a)(ii) or (a)(vi) above) the Administrative Agent hereby acknowledges that, each of the conditions precedent to the effectiveness of this Agreement set forth in this Section 3.01 have been satisfied.

SECTION 3.02                                                Conditions Precedent to All Advances. Each Advance (including the Initial Advance, except as explicitly set forth below) to the Borrower from the Lender shall be subject to the further conditions precedent that:

(a)                                 On the Advance Date of such Advance, the following statements shall be true and correct, and the Borrower by accepting any amount of such Advance shall be deemed to have certified that:

(i)                                     the Servicer (on behalf of the Borrower) shall have delivered to the Administrative Agent (with a copy to the Collateral Custodian and, with respect to the Borrowing Base Certificate only, the Collateral Agent), with respect to LIBOR Advances no later than 1:00 p.m. on the date that is three Business Days prior to the related Advance Date, with respect to One Day Advances no later than 1:00 p.m. on the date that is one Business Day prior to the related Advance Date and with respect to Base Rate Advances no later than 1:00 p.m. on the date that is one Business Day prior to the related Advance Date: (A) a Notice of Borrowing, (B) a Borrowing Base Certificate, (C) a Loan Asset Schedule and (D) in the case of any Advance made for the purpose of purchasing Eligible Loan Assets, a Loan Assignment in the form of Exhibit A to the Purchase and Sale Agreement (including Schedule I thereto) and containing such additional information as may be reasonably requested by the Administrative Agent;

The failure of the Borrower to satisfy any of the foregoing conditions precedent in respect of any Advance shall give rise to a right of the Administrative Agent and the Lender, which right may be exercised at any time on the demand of the Administrative Agent or the Lender, to rescind the related Advance and direct the Borrower to pay to the Administrative Agent for the benefit of the Lender an amount equal to the Advances (plus Breakage Fees) made during any such time that any of the foregoing conditions precedent were not satisfied.

SECTION 3.03                                                Advances Do Not Constitute a Waiver. No Advance made hereunder shall constitute a waiver of any condition to the Lender’s obligation to make such an Advance unless such waiver is in writing and executed by the Lender.

SECTION 3.04                                                Conditions to Transfers of Loan Assets. Each transfer of an additional Eligible Loan Asset to the Borrower pursuant to Section 2.06, a Substitute Eligible Loan Asset pursuant to Section 2.07(a) or (e), an additional Eligible Loan Asset pursuant to Section 2.21 or any other transfer of a Loan Asset to the Borrower pursuant to the terms of the Purchase and Sale Agreement shall be subject to the further conditions precedent that (as certified to the Collateral Agent by the Borrower):

(a)                                 the Servicer (on behalf of the Borrower) shall have delivered to the Administrative Agent (with a copy to the Collateral Custodian and, with respect to the Borrowing Base Certificate only, the Collateral Agent) no later than 5:00 p.m. on the date that is one Business Day prior to the related Cut-Off Date: (A) a Borrowing Base Certificate, (B) a Loan Asset Schedule and (C) a Loan Assignment in the form of Exhibit A to the Purchase and Sale Agreement (including Schedule I thereto) and containing such additional information as may be reasonably requested by the Administrative Agent;

(b)                                 the Borrower shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent), no later than 2:00 p.m. one Business Day prior to the related Cut-Off Date, a faxed or e-mailed copy of the duly executed original promissory notes of the Loan Assets (and, in the case of any Noteless Loan Asset, a fully executed assignment agreement); provided that, notwithstanding the foregoing, the Borrower shall cause the Loan Asset Checklist and the Required Loan Documents to be in the possession of the Collateral Custodian within five Business Days of any related Cut-Off Date as to any Loan Assets;

(c)                                  no Liens exist in respect of Taxes which are prior to the Lien of the Collateral Agent on the Eligible Loan Assets to be transferred to the Borrower pursuant to the terms of the Purchase and Sale Agreement on such Cut-Off Date;

(d)                                 all terms and conditions of the Purchase and Sale Agreement required to be satisfied in connection with the assignment of each Eligible Loan Asset ~~being~~ to be transferred to the Borrower on such Cut-Off Date (and the Portfolio Assets related thereto), including without limitation the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including without limitation UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loan Assets and the Portfolio Assets related thereto and the proceeds thereof shall have been made, taken or performed;

applicable UCC as to which the Borrower has complied with its obligations under this Section 4.01(mm);

(iii)                               with respect to Collateral Portfolio that constitute “security entitlements”:

(A)                               all of such security entitlements have been credited to one of the Controlled Accounts and the securities intermediary for each Controlled Account has agreed to treat all assets credited to such Controlled Account as “financial assets” within the meaning of the applicable UCC;

(B)                               the Borrower has taken all steps necessary to cause the securities intermediary to identify in its records the Borrower, subject to the Lien of the Collateral Agent, for the benefit of the Secured Parties, as the Person having a security entitlement against the securities intermediary in each of the Controlled Accounts; and

(C)                               the Controlled Accounts are not in the name of any Person other than the Borrower, subject to the Lien of the Collateral Agent, for the benefit of the Secured Parties.  The securities intermediary of any Controlled Account, which is a “securities account” under the UCC has agreed to comply with the entitlement orders and instructions of the Borrower, the Servicer and the Collateral Agent (acting at the direction of the Administrative Agent) in accordance with the Transaction Documents, including causing cash to be invested in Permitted Investments; provided that, upon the delivery of a Notice of Exclusive Control (as defined in the Control Agreement) under the Control Agreement (acting at the direction of the Administrative Agent), the securities intermediary has agreed to only follow the entitlement orders and instructions of the Collateral Agent, on behalf of the Secured Parties, including with respect to the investment of cash in Permitted Investments;

(iv)                              all Controlled Accounts constitute “securities accounts” or “deposit accounts” as defined in the applicable UCC;

(v)                                 with respect to any Controlled Account which constitutes a “deposit account” as defined in the applicable UCC, the Borrower, the Bank and the Collateral Agent, on behalf of the Secured Parties, have entered into an account control agreement which permits the Collateral Agent on behalf of the Secured Parties to direct disposition of the funds in such deposit account;

(vi)                              the Borrower owns and has good and marketable title to (or with respect to assets securing any Loan Assets, a valid security interest in) the Collateral Portfolio free and clear of any Lien (other than Permitted Liens) of any Person;

(vii)                           the Borrower has received all consents and approvals required by the terms of any Loan Asset to the granting of a security interest in the Loan Assets hereunder to the Collateral Agent, on behalf of the Secured Parties;

Administrative Agent if any representation or warranty set forth in Section 4.03 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Collateral Agent and the Administrative Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances.  In particular, but without limiting the foregoing, the Servicer shall notify the Administrative Agent in the manner set forth in the preceding sentence before any Cut-Off Date of any facts or circumstances within the knowledge of the Servicer which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.

(v)                                 Insurance Policies. The Servicer has caused, and will cause, to be performed any and all acts reasonably required to be performed to preserve the rights and remedies of the Collateral Agent and the Secured Parties in any Insurance Policies applicable to Loan Assets (to the extent the Servicer or an Affiliate of the Servicer is the agent or servicer under the applicable Loan Agreement) including, without limitation, in each case, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of co-insured, joint loss payee and mortgagee rights in favor of the Collateral Agent and the Secured Parties; provided that, unless the Borrower is the sole lender under such Loan Agreement, the Servicer shall only take such actions that are customarily taken by or on behalf of a lender in a syndicated loan facility to preserve the rights of such lender.

(w)                               Disregarded Entity. So long as the Servicer is Ares or any of its Affiliates, the Servicer shall cause the Borrower to be disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b) and shall cause that neither the Borrower nor any other Person on its behalf shall make an election to be treated as other than an entity disregarded from its owner under Treasury Regulation Section 301.7701-3(c).

(x)                                 Notice of Amendments to JPM Credit Documents. The Servicer shall give prior written notice to the Administrative Agent of all amendments to the JPM Credit Documents that could reasonably be expected to have a material adverse effect on the ability of the Borrower, the Transferor or the Servicer to perform their respective obligations under the Transaction Documents.  In addition, the Servicer shall promptly provide to the Administrative Agent true, correct and complete copies of all amendments to the JPM Credit Documents that are not otherwise publicly filed (other than any exhibits and schedules thereto which are not required to be publicly filed).

(y)                                 Notice of Material Adverse ~~Events under JPM Credit Documents~~Effects. The Servicer shall promptly, upon becoming aware thereof, notify the Administrative Agent of any event or other circumstance that could reasonably be expected to have a material adverse effect on the ability of the Borrower, the Transferor or the Servicer to perform their respective obligations under the Transaction Documents.

(a)                                 Notice of Borrowing or Conversion. Not later than 1:00 p.m. on the (x) first Business Day or (y) third Business Day, as applicable before (i) the Advance Date or LIBOR Conversion Date, as applicable, for a LIBOR Advance, (ii) the Base Rate Conversion Date for a Base Rate Advance and (iii) each reduction of Advances Outstanding pursuant to Section 2.18 and not later than 1:00 p.m. on the first Business Day before the Advance Date for an Advance pursuant to Section 2.02(b) that is a Base Rate Advance or a One Day Advance, the Borrower (or the Servicer on its behalf) will provide a Notice of Borrowing, a Conversion Notice or a Notice of Reduction, as applicable, and a Borrowing Base Certificate, each updated as of such date, to the Administrative Agent (with a copy to the Collateral Agent).

(b)                                 Servicing Report.  (i) Within five (5) Business Days after the end of each calendar month, the Servicer will provide to the Borrower, the Administrative Agent and the Collateral Agent a monthly statement including the following information, as of the last Business Day of the preceding calendar month, (A) the current list of Obligors and the Outstanding Balance of each Loan Asset with respect to each such Obligor, (B) the current rating(s) of the Loan Assets by Moody’s or S&P, or both, if applicable, (C) a list of all Defaulted Loan Assets, (D) an accounting of collections with respect to the Loan Assets and the cash balance on deposit in the Collection Account, (E) the aggregate Outstanding Balance of all Loan Assets as of such day, (F) the Advances Outstanding as of such day and (G) the difference between the aggregate Outstanding Balance and the Advances Outstanding as of such day and (ii) on each Reporting Date, the Servicer will provide to the Borrower, the Administrative Agent and the Collateral Agent, a monthly statement including (A) a Borrowing Base Certificate calculated as of the most recent Determination Date, (B) a summary prepared with respect to each Obligor and with respect to each Loan Asset for such Obligor prepared as of the most recent Determination Date that will be required to set forth (x) updated on a quarterly basis, covenant compliance for each such Loan Asset for the most recently ended relevant test period for such Loan Asset in the related Loan Agreement based on information received by the Servicer, (y) whether or not each such Loan Asset shall have become subject to a material amendment, restatement, supplement, waiver or other modification and whether such amendment, restatement, supplement, waiver or other modification is a Material Modification and (z) the Fair Market Value and/or (if applicable) the purchase price of each such Loan Asset paid by the Servicer, (C) all scheduled and unscheduled repayments with respect to any Loan Assets during the related calendar month and (D) amounts to be remitted pursuant to Section 2.04 to the applicable parties (which shall include any applicable wiring instructions of the parties receiving payment) (such monthly statement set forth in this clause (ii), a “Servicing Report”), with respect to the related calendar month signed by a Responsible Officer of the Servicer and the Borrower and substantially in the form of Exhibit J.

(c)                                  Servicer’s Certificate.  Together with each Servicing Report, the Servicer shall submit to the Administrative Agent and the Collateral Agent a certificate substantially in the form of Exhibit K (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer, which shall include a certification by such Responsible Officer that no Event of Default or Unmatured Event of Default has occurred and, in the event that an Event of Default or Unmatured Event of Default has occurred, shall set forth the details of such event and the action that the Servicer proposes to take with respect thereto.

on which such information is posted on an IntraLinks (or other replacement) website to which the Administrative Agent has access.

SECTION 6.09                                      Annual Statement as to Compliance.  The Servicer will provide to the Administrative Agent and the Collateral Agent within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2012, a fiscal report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Termination Event has occurred.

SECTION 6.10                                      Annual Independent Public Accountant’s Servicing Reports.  The Servicer will cause a firm of nationally recognized independent public accountants (who may also render other services to the Servicer) to furnish to the Administrative Agent and the Collateral Agent within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2012, a report covering such fiscal year to the effect that such accountants (i) have applied certain agreed-upon procedures (a copy of which procedures are attached hereto as Schedule IV, it being understood that the Servicer and the Administrative Agent will provide an updated Schedule IV reflecting any further amendments to such Schedule IV prior to the issuance of the first such agreed-upon procedures report, a copy of which shall replace the then existing Schedule IV) to certain documents and records relating to the Collateral Portfolio under any Transaction Document, (ii) have compared the information contained in the Servicing Reports and the Servicer’s Certificates delivered during the period covered by such report with such documents and records and (iii) have concluded that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement.

SECTION 6.11                                      The Servicer Not to Resign.  The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law.  Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent.  No such resignation shall become effective until a Replacement Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.02.

SECTION 6.12                                      Required Sale Date.  Notwithstanding any restrictions or any other provisions to the contrary herein or in any other Transaction Document, the Borrower shall divest itself of all Required Sale Assets on or prior to the Required Sale Date.  For the avoidance of doubt, the Borrower’s divestment of the Required Sale Assets shall not be included in determining the Borrower’s compliance with Section 2.07 of this Agreement.

after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Borrower or the Transferor by the Administrative Agent, the Lender or the Collateral Agent and (ii) the date on which a Responsible Officer of the Borrower or the Transferor acquires knowledge thereof; or

(n)                                 failure to pay, on the Facility Maturity Date, the outstanding principal of all Advances Outstanding, if any, and all Yield and all Fees accrued and unpaid thereon together with all other Obligations, including, but not limited to, any Make-Whole Premium; or

(o)                                 (i) failure of the Borrower to maintain at least one Independent Director, which failure is not cured within ten Business Days, (ii) the removal of any Independent Director of the Borrower without “cause” (as such term is defined in the organizational document of the Borrower) or without giving prior written notice to the Administrative Agent, each as required in the organizational documents of the Borrower or (iii) an Independent Director of the Borrower which is not provided by Puglisi & Associates or a nationally recognized service reasonably acceptable to the Administrative Agent shall be appointed without the consent of the Administrative Agent; or

(p)                                 the Borrower ceases to have a valid, perfected ownership interest in all of the Collateral Portfolio; or

(q)                                 the Transferor shall have failed to transfer to the Borrower the applicable Loan Assets and the related Portfolio Assets on or prior to an Advance Date (provided that the Lender shall have funded the related Advance) unless the related Advance is repaid in full with accrued and unpaid Yield thereon within five Business Days; or

(r)                                    either the Borrower or the Transferor makes any assignment or attempted assignment of their respective rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of the Lender and the Administrative Agent, which consent may be withheld by the Lender or the Administrative Agent in the exercise of its sole and absolute discretion;

then, by notice to the Borrower, (x) so long as the Administrative Agent is SMBC, the Administrative Agent may, and (y) whether or not the Administrative Agent is SMBC, the Administrative Agent at the direction of the Required Lenders shall, declare the Facility Maturity Date to have occurred; provided that, in the case of any event described in Section 7.01(c) above, the Facility Maturity Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, (i) the Borrower shall cease purchasing Loan Assets from the Transferor under the Purchase and Sale Agreement, (ii)(x) so long as the Administrative Agent is SMBC, the Administrative Agent may, and (y) whether or not the Administrative Agent is SMBC, the Administrative Agent at the direction of the Required Lenders shall, declare the Advances Outstanding to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) and any other Obligations to be immediately due and payable, and (iii) all proceeds and distributions in respect of the Portfolio Assets shall be distributed by the Bank (at the direction of the Collateral Agent or the Administrative Agent) as described in Section 2.04(d) (provided that the Borrower shall in any event remain liable to pay such Advances Outstanding and all such amounts and Obligations immediately in accordance with Section 2.04(f) hereof). In addition, upon any such declaration or upon any such automatic occurrence, the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Law, which rights shall be cumulative. Without limiting any obligation of the Servicer hereunder, the Borrower confirms and agrees that the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent (or any designee thereof, including without limitation the Servicer), following an Event of Default, shall, at its option, have the sole right to enforce the Borrower’s rights and remedies under each Assigned Document, but without any obligation on the part of the Administrative Agent, the Lender or any of their respective Affiliates to perform any of the obligations of the Borrower under any such Assigned Document. If any Event of Default shall have occurred, the LIBOR Yield Rate, the One Day Advance LIBOR Yield Rate and Base Rate Yield Rate shall be increased pursuant to the increase set forth in the definition of “Applicable Spread”, effective as of the date of the occurrence of such Event of Default, and shall apply after the occurrence of such Event of Default.

SECTION 7.02                                      Additional Remedies of the Administrative Agent.

(a)                                 If, (i) upon the Administrative Agent’s declaration that the Advances ~~made to the Borrower~~Outstanding hereunder are immediately due and payable pursuant to Section 7.01 upon the occurrence of an Event of Default, or (ii) on the Facility Maturity Date (other than a Facility Maturity Date occurring pursuant to clause (d) of the definition thereof prior to an Event of Default), the aggregate outstanding principal amount of the Advances Outstanding, all accrued and unpaid Fees and Yield and any other Obligations are not immediately paid in full, then the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent, in addition to all other rights specified hereunder, shall have the right, in its own name and as agent for the Lender, to immediately sell (at the Servicer’s expense) in a commercially reasonable manner, in a recognized market (if one exists) at such price or prices as the Administrative Agent may reasonably deem satisfactory, any or all of the Collateral Portfolio and apply the proceeds thereof to the Obligations.

(b)                                 The parties recognize that it may not be possible to sell all of the Collateral Portfolio on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for the assets constituting the Collateral Portfolio may not be liquid. Accordingly, the Administrative Agent may elect, in its sole discretion, the time and manner of liquidating any of the Collateral Portfolio, and nothing contained herein shall obligate the Administrative Agent to liquidate any of the Collateral Portfolio on the date the Administrative Agent declares the Advances ~~made to the Borrower~~Outstanding hereunder to be immediately due and payable pursuant to Section 7.01 or to liquidate all of the Collateral Portfolio in the same manner or on the same Business Day.

(c)                                  If the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent proposes to sell the Collateral Portfolio or any part thereof in one or more parcels at a public or private sale, at the request of the Collateral Agent or the Administrative Agent, as applicable, the Borrower and the Servicer shall make available to (i) the Administrative Agent, on a timely basis, all information (including any information that the assignment, grant or sale of a participation interest shall execute and record in its books and records such agreement or document as may be satisfactory to such parties.   None of the Borrower, the Transferor or the Servicer may assign, or permit any Lien (other than Permitted Liens) to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written consent (with respect to assignments, solely as to the Borrower) of the Lender (or with respect to the permissibility of any Lien, the Required Lenders) and the Administrative Agent.

(b)                                 Whenever the term “Lender” is used herein, it shall mean SMBC and/or each of its assignees; provided that prior to the last day of the Reinvestment Period, each such party shall have a pro rata share of the rights and obligations of the Lender hereunder in such percentage amount as shall be obtained by dividing such party’s commitment to fund Advances hereunder by the total commitment of all parties to fund Advances hereunder; provided further that on and after the last day of the Reinvestment Period, each such party shall have a pro rata share of the aggregate Advances Outstanding as shall be obtained by dividing the amount of Advances Outstanding funded by such party by the total amount of Advances Outstanding (in each case, the “Commitment Percentage”). Unless otherwise specified herein, any right at any time of the Lender to enforce any remedy, or instruct the Administrative Agent to take (or refrain from taking) any action hereunder, shall be exercised by the Administrative Agent only upon direction by the Required Lenders at such time.

(c)                                  Notwithstanding any other provision of this Section 11.04, the Lender may at any time pledge or grant a security interest in all or any portion of its rights (including without limitation rights to payment of principal and interest) under this Agreement to secure obligations of the Lender to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release the Lender from any of its obligations hereunder, or substitute any such pledgee or grantee for the Lender as a party hereto.

(d)                                 Each Affected Party, each Indemnified Party and each Secured Party shall be an express third party beneficiary of this Agreement.

SECTION 11.05                               Term of This Agreement. This Agreement, including without limitation the Borrower’s obligation to observe its covenants and other agreements as set forth in Articles V and VI and the Servicer’s obligation to observe its covenants and other agreements as set forth in Articles V and VI, shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Servicer pursuant to Articles III and IV and the indemnification and payment provisions of Articles VIII and XI and the provisions of Section 11.06, Section 11.07, Section 11.08, Section 11.09, Section 11.11, Section 11.12, and Section 11.13 shall be continuing and shall survive any termination of this Agreement.

SECTION 11.06                               GOVERNING LAW; JURY WAIVER. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	ARES CAPITAL JB FUNDING LLC

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Ares Capital JB Funding LLC	Loan and Servicing Agreement

THE LENDER:	SUMITOMO MITSUI BANKING CORPORATION

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Ares Capital JB Funding LLC	Loan and Servicing Agreement

Exhibit B

CHANGED PAGES TO THE EXHIBITS TO THE LOAN AND SERVICING AGREEMENT

(See attached)

11

EXHIBITS

TO

LOAN AND SERVICING AGREEMENT

Dated as of January 20, 2012 and Amended as of June 30, 2015

(Ares Capital JB Funding LLC)

EXHIBITS

EXHIBIT A	Form of Approval Notice
EXHIBIT B	Form of Borrowing Base Certificate
EXHIBIT C	Form of Disbursement Request
EXHIBIT D	Form of Joinder Supplement
EXHIBIT E	Form of Notice of Borrowing
EXHIBIT F	Form of Notice of Reduction (Reduction of Advances Outstanding)
EXHIBIT G	Form of Notice of Reduction (Reduction of Maximum Facility Amount)
EXHIBIT H	Form of Variable Funding Note
EXHIBIT I	Form of Notice and Request for Consent
EXHIBIT J	Form of Servicing Report
EXHIBIT K	Form of Servicer’s Certificate (Servicing Report)
EXHIBIT L	Form of Release of Required Loan Documents
EXHIBIT M	Form of Assignment and Acceptance
EXHIBIT N	Form of Power of Attorney for Servicer
EXHIBIT O	Form of Power of Attorney for Borrower
EXHIBIT P	Form of Servicer’s Certificate (Loan Asset Register)
EXHIBIT Q	Form of Conversion Notice

Each of the undersigned, being a duly elected Responsible Officer of the Borrower and of the Servicer, respectively, and holding the office set forth below such officer’s name, hereby certifies as follows:

1.                                      [The Borrower hereby requests an Advance in the principal amount of $              .*  Such Advance shall be deposited in the Advance Funding Account.]

2.                                      [The Borrower hereby requests  an  Advance in  the principal  amount of $            .** Such Advance shall be deposited in the Unfunded Exposure Account.]

3.                                      [Pursuant to Section 2.02(f) of the Loan and Servicing Agreement, the Borrower hereby requests an Advance in the principal amount of $         (such amount, the “Exposure Amount Shortfall”).  To the extent the Exposure Amount Shortfall is required to be funded pursuant to Section 2.02(f) of the Loan and Servicing Agreement, such Exposure Amount Shortfall shall be deposited in the Unfunded Exposure Account.]

4.                                      The Borrower hereby requests that such Advance be made as a [Base Rate Advance / LIBOR Advance/One Day Advance] on the following date:             .

5.                                      Attached to this Notice of Borrowing is a true, correct and complete calculation of the Borrowing Base and all components thereof.

6.                                      Attached to this Notice of Borrowing is a true, correct and complete list of all Loan Assets, if any, which will become part of the Collateral Portfolio on the date hereof, each Loan Asset reflected thereon being an Eligible Loan Asset, which list shall include the purchase price of each such Loan Asset, if purchased or acquired by the Transferor, and the fair market value of each such Loan Asset.

7.                                      [In connection with such Advance, the Transferor shall deposit $            into the Unfunded Exposure Account in connection with any Revolving Loan Asset or Delayed Draw Loan Asset funded by such Advance.]

8.                                      With respect to Advances other than those contemplated by Section 2.02(f) of the Loan and Servicing Agreement, all of the conditions applicable to the Advance requested herein as set forth in the Loan and Servicing Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Advance, including those set forth in Article III of the Loan and Servicing Agreement, and the following:

(i)                                     The representations and warranties of each of the Servicer and the Borrower, respectively, set forth in the Loan and Servicing Agreement are true, correct and complete in all respects on and as of such date, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though

* The amount of such Advance shall not cause (i) Advances Outstanding to exceed the Borrowing Base or (ii) with respect to One Day Advances, One Day Advances Outstanding to exceed the One Day Advance Limit; provided that, except with respect to an Advance pursuant to Section 2.02(f) of the Loan and Servicing Agreement, the amount of such Advance must be at least equal to $500,000.

** The amount of such Advance shall not exceed the amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Unfunded Exposure Amount.

Ex. E-2

EXHIBIT F

FORM OF NOTICE OF REDUCTION

(Reduction of Advances Outstanding)

[Date]

(Ares Capital JB Funding LLC)

Sumitomo Mitsui Banking Corporation,

as the Administrative Agent and as the Collateral Agent

277 Park Avenue

New York, NY 10172

Attention: Claire Kowalski

Facsimile: (212) 224-4397

Re:                             Loan and Servicing Agreement dated as of January 20, 2012

Ladies and Gentlemen:

This Notice of Reduction is delivered to you pursuant to Section 2.18(a) of that certain Loan and Servicing Agreement, dated as of January 20, 2012 (as amended, restated, supplemented, waived, replaced and/or otherwise modified from time to time, the “Loan and Servicing Agreement”), by and among Ares Capital Corporation, as the transferor (together with its successors and assigns in such capacity, the “Transferor”) and as the servicer (together with its successors and assigns in such capacity, the “Servicer”), Ares Capital JB Funding LLC, as the borrower (together with its successors and assigns in such capacity, the “Borrower”), Sumitomo Mitsui Banking Corporation, as the administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”), as the lender (together with its successors and assigns in such capacity, the “Lender”) and as the collateral agent (together with its successors and assigns in such capacity, the “Collateral Agent”) and U.S. Bank National Association, as the collateral custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”) and as the bank (together with its successors and assigns in such capacity, the “Bank”). Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Servicing Agreement.

Each of the undersigned, being a duly elected Responsible Officer of the Borrower and of the Servicer, respectively, and holding the office set forth below such officer’s name, hereby certifies as follows:

1.                                      Pursuant to Section 2.18(a) of the Loan and Servicing Agreement, the Servicer on behalf of the Borrower desires to reduce the Advances Outstanding with respect to the [LIBOR Advance / Base Rate Advance/One Day Advance] made by the Lender on [   ] [   ], 20[   ] (each, an “Advance Reduction”) by the amount of $    .

2.                                      The Servicer on behalf of the Borrower hereby requests that such Advance Reduction be made on the following date:         .

Ex. F-1

EXHIBIT H

FORM OF VARIABLE FUNDING NOTE

$	[ ] [ ],

201[_]

THIS VARIABLE FUNDING NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  NEITHER THIS VARIABLE FUNDING NOTE NOR ANY PORTION HEREOF MAY BE OFFERED OR SOLD EXCEPT IN COMPLIANCE WITH THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION PROVISIONS.

THIS VARIABLE FUNDING NOTE IS NOT PERMITTED TO BE TRANSFERRED, ASSIGNED, EXCHANGED OR OTHERWISE PLEDGED OR CONVEYED EXCEPT TO (A) A QUALIFIED INSTITUTIONAL BUYER UNDER RULE 144A OF THE SECURITIES ACT OR  AN  INSTITUTIONAL  “ACCREDITED  INVESTOR”  AS  DEFINED  IN  RULE 501(A)(1)-(3) OR (7) UNDER THE SECURITIES ACT, IN EACH CASE, WHO IS ALSO (B) A QUALIFIED PURCHASER FOR PURPOSES OF SECTION 3(c)(7) OF THE 1940 ACT, AND IN COMPLIANCE WITH THE TERMS OF THE LOAN AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR VALUE RECEIVED, ARES CAPITAL JB FUNDING LLC, a Delaware limited liability company (the “Borrower”), promises to pay to [NAME OF LENDER] (the “Lender”), or its successors or assigns, the principal sum of [           ] DOLLARS ($[         ]), or, if less, the unpaid principal amount of the aggregate ~~advances~~Advances (the “Advances Outstanding”) made by the Lender to the Borrower pursuant to the Loan and Servicing Agreement (as defined below), as set forth on the attached Schedule, on the dates specified in the Loan and Servicing Agreement, and to pay interest on the unpaid principal amount of ~~each Advance~~the Advances Outstanding on each day that such unpaid principal amount is outstanding, at the Base Rate Yield Rate, the One Day Advance Yield Rate or the LIBOR Yield Rate, as applicable, related to such ~~Advance~~Advances Outstanding as provided in the Loan and Servicing Agreement, on each Payment Date and each other date specified in the Loan and Servicing Agreement.

This Variable Funding Note (the “Note”) is issued pursuant to the Loan and Servicing Agreement, dated as of January 20, 2012 (as amended, restated, supplemented, waived, replaced and/or otherwise modified from time to time, the “Loan and Servicing Agreement”), by and among Ares Capital Corporation, as the transferor (together with its successors and assigns in such capacity, the “Transferor”) and as the servicer (together with its successors and assigns in such capacity, the “Servicer”), Ares Capital JB Funding LLC, as the borrower (together with its successors  and  assigns  in  such  capacity,  the  “Borrower”),  Sumitomo  Mitsui  Banking Corporation, a Japanese banking corporation, as the administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”), as the lender (together with its successors and assigns in such capacity, the “Lender”) and as the collateral agent (together with its successors and assigns in such capacity, the “Collateral Agent”) and U.S. Bank National

Ex. H-1

Association, as the collateral custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”) and as the bank (together with its successors and assigns in such capacity, the “Bank”). Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Servicing Agreement.

Notwithstanding any other provisions contained in this Note, if at any time the rate of interest payable by the Borrower under this Note, when combined with any and all other charges provided for in this Note, in the Loan and Servicing Agreement or in any other document (to the extent such other charges would constitute interest for the purpose of any applicable law limiting interest that may be charged on this Note), exceeds the highest rate of interest permissible under applicable law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be exceeded, the rate of interest under this Note shall be equal to the Maximum Lawful Rate.  If at any time thereafter the rate of interest payable under this Note is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest under this Note at the Maximum Lawful Rate until such time as the total interest paid by the Borrower is equal to the total interest that would have been paid had applicable law not limited the interest rate payable under this Note.  In no event shall the total interest received by the Lender under this Note exceed the amount which the Lender could lawfully have received had the interest due under this Note been calculated since the date of this Note at the Maximum Lawful Rate.

Payments of the principal of, and interest on, Advances Outstanding represented by this Note shall be made by or on behalf of the Borrower to the holder hereof by wire transfer of immediately available funds in the manner and at the address specified for such purpose as provided in the Loan and Servicing Agreement, or in such manner or at such other address as the holder of this Note shall have specified in writing to the Borrower for such purpose, without the presentation or surrender of this Note or the making of any notation on this Note.

If any payment under this Note falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day and interest shall be payable on any principal so extended at the Base Rate Yield Rate, the One Day Advance Yield Rate or the LIBOR Yield Rate, as applicable (unless otherwise specified in the Loan and Servicing Agreement).

If all or a portion of (i) any interest payable hereunder or (ii) any other amounts payable hereunder shall not be paid when due, other than the principal amount hereof (whether at maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is equal to the Base Rate plus 2.00% (unless otherwise specified in the Loan and Servicing Agreement), in each case from the date of such non-payment to (but excluding) the date such amount is paid in full.

For the avoidance of doubt, if any Event of Default shall have occurred, with respect to the principal amount hereof, the LIBOR Yield Rate, One Day Advance Yield Rate or Base Rate Yield Rate, as applicable, shall be increased pursuant to the increase set forth in the definition of “Applicable Spread” set forth in the Loan and Servicing Agreement, effective as of the date of the occurrence of such Event of Default, and shall apply after the occurrence of such Event of Default.

Ex. H-2

Portions or all of the principal amount of the Note shall become due and payable at the time or times set forth in the Loan and Servicing Agreement.  Any portion or all of the principal amount of this Note may be prepaid, together with interest thereon (and, as set forth in the Loan and Servicing Agreement, certain costs and expenses of the Lender) at the time and in the manner set forth in, but subject to the provisions of, the Loan and Servicing Agreement.

Except as provided in the Loan and Servicing Agreement, the Borrower expressly waives presentment, demand, diligence, protest and all notices of any kind whatsoever with respect to this Note.

All amounts evidenced by this Note, the Lender’s Advances Outstanding and all payments and prepayments of the principal hereof and the respective dates and maturity dates thereof may be endorsed by the Lender, on the Schedule attached hereto and made a part hereof or on a continuation thereof, which shall be attached hereto and made a part hereof; provided, however, that the failure of the Lender to make such a notation shall not in any way limit or otherwise affect the obligations of the Borrower under this Note as provided in the Loan and Servicing Agreement.

The holder hereof may sell, assign, transfer, negotiate, grant participations in or otherwise dispose of all or any portion of any Advances Outstanding made by the Lender and represented by this Note and the indebtedness evidenced by this Note, subject to the applicable provisions of the Loan and Servicing Agreement.

This Note is secured by the security interests granted pursuant to Section 2.13 of the Loan and Servicing Agreement.  The holder of this Note is entitled to the benefits of the Loan and Servicing Agreement and may enforce the agreements of the Borrower contained in the Loan and Servicing Agreement and exercise the remedies provided for by, or otherwise available in respect of, the Loan and Servicing Agreement, all in accordance with, and subject to the restrictions contained in, the terms of the Loan and Servicing Agreement.  If an Event of Default shall occur, the unpaid balance of the principal of all Advances Outstanding, together with accrued interest thereon, may be declared, and may become, due and payable in the manner and with the effect provided in the Loan and Servicing Agreement.

The Borrower, the Transferor, the Servicer, the Lender, the Administrative Agent and the Collateral Agent each intend, for federal, state and local income and franchise tax purposes only, that this Note be evidence of indebtedness of the Borrower secured by the Collateral Portfolio and the Lender, as the lender under the Loan and Servicing Agreement, by the acceptance hereof, agrees to treat the Note for federal, state and local income and franchise tax purposes as indebtedness of the Borrower.

The legends set forth above shall be without prejudice to the characterization of the obligations of the Borrower hereunder in respect of the Advances as a commercial loan and not a security.

This Note is the “Variable Funding Note” referred to in Section 2.01 of the Loan and Servicing Agreement.  This Note shall be construed in accordance with and governed by the laws of the State of New York.

Ex. H-3

3.                                      The Borrower and the Transferor represent and warrant, as of the date hereof and as of the requested Lien Release Dividend Date, as follows:

a)                                     No Event of Default has occurred and no Unmatured Event of Default exists.

b)                                     After giving effect to the requested Lien Release Dividend, no more than four Lien Release Dividends shall have been made during the 12-month period immediately preceding the proposed Lien Release Dividend Date.

c)                                      After giving effect to the Lien Release Dividend on the Lien Release Dividend Date, (1) no Borrowing Base Deficiency, Event of Default or Unmatured Event of Default shall exist, (2) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 of the Loan and Servicing Agreement shall continue to be correct in all material respects, except to the extent relating to an earlier date, (3) the eligibility of any Loan Asset remaining as part of the Collateral Portfolio after the Lien Release Dividend will be redetermined as of the Lien Release Dividend Date, (4) no claim shall have been asserted or proceeding commenced challenging the enforceability or validity of any of the Required Loan Documents, and (5) there shall have been no material adverse change as to the Servicer or the Borrower.

d)                                     (i) The Outstanding Balance of all Loan Assets (~~other than~~excluding Defaulted Loan Assets and Warranty Loan Assets removed from the Collateral Portfolio pursuant to Section 2.07(c) or (e) of the Loan and Servicing Agreement) substituted pursuant to Section 2.07(a) of the Loan and Servicing Agreement, sold pursuant to Sections 2.07(c) and (g) of the Loan and Servicing Agreement or released pursuant to Section 2.07(d) of the Loan and Servicing Agreement during ~~the term of the Loan and Servicing Agreement does not exceed 25% of the Net Purchased Loan Balance~~any 12-month period (or such lesser number of months as shall have elapsed as of such date of determination) shall not exceed 20% of the highest aggregate Outstanding Balance of all Loan Assets at any time during such 12-month period and (ii) the Outstanding Balance of all Defaulted Loan Assets (other than Warranty Loan Assets removed from the Collateral Portfolio pursuant to Section 2.07(e) of the Loan and Servicing Agreement) substituted pursuant to Section 2.07(a) of the Loan and Servicing Agreement, sold pursuant to Sections 2.07(c) and (g) of the Loan and Servicing Agreement or released pursuant to Section 2.07(d) of the Loan and Servicing Agreement during ~~the term of the Loan and Servicing Agreement does not exceed 15% of the Net Purchased Loan Balance~~any 12-month period (or such lesser number of months as shall have elapsed as of such date of determination) shall not exceed 15% of the highest aggregate Outstanding Balance of all Loan Assets at any time during such 12-month period.

4.                                      Attached to this Notice is a Borrowing Base Certificate, including a calculation of the Borrowing Base after giving effect to such Lien Release Dividend.

This Notice shall not be effective unless all of the conditions applicable to the Lien Release Dividend requested herein set forth in the Loan and Servicing Agreement have been

Ex. I-2

Each of the undersigned, being a duly elected Responsible Officer of the Borrower and of the Servicer, respectively, and holding the office set forth below such officer’s name, hereby certifies as follows:

1.                                      [The Borrower hereby requests that the Administrative Agent convert the [Base Rate Advance/One Day Advance], advanced by the Lender on [    ] [     ], 20[   ] in the principal amount of $        , into a LIBOR Advance.]

2.                                      [The Borrower hereby requests that the Administrative Agent convert the [LIBOR Advance/One Day Advance], advanced by the Lender on [          ] [  ], 20[  ] in the principal amount of $      , into a Base Rate Advance.]

3.                                      The Borrower hereby requests that the [Base Rate Conversion Date] [LIBOR Conversion Date] be the following date:            .

4.                                      Attached to this Conversion Notice is a true, correct and complete calculation of the Borrowing Base and all components thereof.

5.                                      With respect to such conversion of the foregoing [Base Rate Advance] [LIBOR Advance][One Day Advance] into a [LIBOR Advance] [Base Rate Advance], all of the conditions applicable to the conversion into a [LIBOR Advance] [Base Rate Advance] requested herein as set forth in the Loan and Servicing Agreement have been satisfied as of the date hereof and will remain satisfied to the [Base Rate Conversion Date] [LIBOR Conversion Date], including those set forth in Article III of the Loan and Servicing Agreement, and the following:

(i)                                     The representations and warranties of each of the Servicer and the Borrower, respectively, set forth in the Loan and Servicing Agreement are true, correct and complete in all material respects on and as of such date, before and after giving effect to such conversion, as though made on and as of the [Base Rate Conversion Date] [LIBOR Conversion Date] (other than any representation or warranty that is made as of a specific date);

(ii)                                  No Event of Default has occurred, or would result from such conversion and no Unmatured Event of Default or Borrowing Base Deficiency exists or would result from such conversion;

(iii)                               No event has occurred and is continuing, or would result from such conversion, which constitutes a Servicer Termination Event or any event which, if it continues uncured, will, with notice or lapse of time, constitute a Servicer Termination Event; and

(iv)                              Each of the Servicer and the Borrower, respectively, is in compliance in all material respects with each of its covenants set forth in the Transaction Documents.

5.                                      Each of the undersigned certify that all information contained herein and in the attached Borrowing Base Certificate is true, correct and complete in all material respects as of the date hereof.

Ex. Q-2

Exhibit C

CHANGED PAGES TO THE SCHEDULES TO THE LOAN AND SERVICING AGREEMENT

(See attached)

12

SCHEDULE III

ELIGIBILITY CRITERIA

The representations and warranties set forth in this Schedule III are made by the Borrower and  the  Servicer under the Agreement and the Transferor under the Purchase and Sale Agreement, with respect to all Loan Assets which are designated as being Eligible Loan Assets on any Borrowing Base Certificate or are otherwise represented to the Administrative Agent or the Lender as being Eligible Loan Assets, or are included as Eligible Loan Assets in any calculation set forth in the Agreement to which this Schedule III is attached.  For the avoidance of doubt, if such Loan Asset does not satisfy the representations and warranties set forth in this Schedule III then the Administrative Agent must expressly consent to the inclusion of such Loan Asset; it being understood that the Administrative Agent will not be deemed to have consented to the acquisition of a Loan Asset by the Borrower that does not satisfy the representations and warranties set forth in this Schedule III by merely approving the acquisition of such Loan Asset by the Borrower unless there is an express acknowledgement by the Borrower and the Servicer under the Agreement and the Seller under the Purchase and Sale Agreement of non-satisfaction of the representations and warranties set forth in this Schedule III.

1.                                      As of the related Cut-Off Date, each such Loan Asset is either a First Lien Loan Asset, First Lien Last Out Loan Asset or a Second Lien Loan Asset, evidenced by a note or a credit document and an assignment document in the form specified in the applicable credit agreement or, if no such specification, on the LSTA assignment form.  Each such Loan Asset and the Portfolio Assets related thereto is subject to a valid, subsisting and enforceable first priority (or, in the case of Second Lien Loan Assets, second priority) perfected security interest (subject only to Permitted Liens) in favor of the Collateral Agent, for the benefit of the Secured Parties, and the Borrower has good and marketable title to such Loan Asset and the Portfolio Assets related thereto, free and clear of all Liens other than any Permitted Liens.

2.                                      As of the related Cut-Off Date, the acquisition of each such Loan Asset by the Borrower and the grant of the security interest to the Collateral Agent, for the benefit of the Secured Parties, in each such Loan Asset have been approved by the Administrative Agent, in its sole discretion, by delivery of an Approval Notice.

3.                                      As of the related Cut-Off Date, each such Loan Asset is not (a) a participation interest in all or a portion of a loan (for the avoidance of doubt, a syndication or co-lending interest which is not documented as a participation interest shall not be deemed a participation interest), (b) a letter of credit, (c) a bond, (d) a Structured Finance Obligation or (e) a Floating Rate Note.

4.                                      As of the related Cut-Off Date, the Obligor with respect to each such Loan Asset is organized under the laws of the United States or any state thereof and domiciled in the United States, as reasonably determined by the Administrative Agent.

5.                                      The funding obligations for each such Loan Asset and the Loan Agreement under which such Loan Asset was created have been fully satisfied and all sums available thereunder have been fully advanced, or if such Loan Asset is a Revolving Loan Asset

Sch. III-1

the date it is included as part of the Collateral Portfolio.  For the purposes of this Section 38, “Equity Security” shall mean (i) any equity security or any other security that is not eligible for purchase by the Borrower as a Loan Asset and (ii) any security that trades “stapled” to a Loan Asset and that itself is not eligible for purchase by the Borrower as a Loan Asset.

39.                               As of the related Cut-Off Date, each such Loan Asset was originated or purchased pursuant to and in accordance in all material respects with the Credit Policy.

40.                               As of the related Cut-Off Date, each such Loan Asset is not a Loan Asset with respect to which interest required by the Loan Agreement to be paid in cash has previously been deferred or capitalized as principal and not subsequently paid in full; unless the Obligor has commenced paying in cash current interest required to be paid in cash.

41.                               As of the related Cut-Off Date and immediately after giving effect to the acquisition of such Loan Asset (and, in the case of any waiver, modification or other variation of the type described in clause (d) or clause (e) of the definition of “Material Modification”, as of the date of such waiver, modification or variation and immediately after giving effect thereto), the Adjusted Borrowing Value with respect to all Eligible Loan Assets consisting of each of First Lien Last Out Loan Assets and Second Lien Loan Assets will not exceed, in the aggregate, 20% of the Borrowing Base; provided that in no event shall Second Lien Loan Assets exceed 5% of the Borrowing Base.

Sch. III-6

Exhibit D

CHANGED PAGES TO THE PURCHASE AND SALE AGREEMENT

(See attached)

13

EXECUTION VERSION

Conformed through Omnibus Amendment No. ~~2~~3

PURCHASE AND SALE AGREEMENT

by and between

ARES CAPITAL JB FUNDING LLC,

as the Purchaser

and

ARES CAPITAL CORPORATION,

as the Seller

Dated as of January 20, 2012

that such supplemental agreement is legal, valid and binding with respect to the Seller and such other matters as the Administrative Agent may reasonably request;

(ii)                                  the Seller shall have delivered notice of such consolidation, merger, conveyance or transfer to the Administrative Agent; and

(iii)                               after giving effect thereto, no Event of Default or Seller Termination Event or event that with notice or lapse of time would constitute either an Event of Default or a Seller Termination Event shall have occurred.

(d)                                 Transfer of Purchaser Membership Interests. The Seller shall not transfer, pledge, participate or otherwise encumber its membership interests in the Purchaser ~~without the prior written consent of the Administrative Agent and the delivery of an acceptable (in the Administrative Agent’s reasonable discretion) non-consolidation opinion~~ (other than with respect to the JPM Lien).

(e)                                  Restricted Junior Payments.  The Seller shall not cause or permit the Purchaser to make any Restricted Junior Payment, except that, so long as no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, the Purchaser may declare and make distributions to its member on its membership interests.

(f)                                   Accounting of Purchases.  Other than for tax and consolidated accounting purposes, the Seller will not account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as a sale of the Loan Assets to the Purchaser.

(g)                                  ERISA.  The Seller will not (a) engage, and will exercise its best efforts not to permit any ERISA Affiliate of the Seller to engage, in any prohibited transaction (within the meaning of Sections 406(a) or (b) of ERISA or Section 4975 of the Code) for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (b) fail to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Pension Plan, (c) fail to make any payments to a Multiemployer Plan that the Seller or any ERISA Affiliate of the Seller may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate any Pension Plan so as to result, directly or indirectly in any liability to the Seller, or (e) permit to exist any occurrence of any Reportable Event with respect to any Pension Plan.

(h)                                 Extension or Amendment of Sale Portfolio.  The Seller will not, except as otherwise permitted in Section 6.04(a) of the Loan and Servicing Agreement, extend, amend or otherwise modify, or permit the Servicer to extend, amend or otherwise modify, the terms of any Sale Portfolio (including the Underlying Collateral).

(i)                                     Limitation on Financing Activities.  The Seller shall not, directly or indirectly, advance or contribute to the Purchaser any funds pursuant to any financial accommodation.   For the avoidance of doubt, this clause (i) shall not prohibit the Seller from contributing Loan Assets to the Purchaser as contemplated herein or providing cash equity contributions to the Purchaser.

35

shall be equal or greater than the sum of the initial Assigned Value of the Replaced Loan Assets multiplied by the Outstanding Balance thereof;

(v)                                 all representations and warranties contained in Sections 4.1 and 4.2 shall be true, complete and correct in all material respects as of the date of Substitution (other than any representation and warranty that is made as of a specific date);

(vi)                              no selection procedures adverse to the interests of the Purchaser, the Administrative Agent, the Lender or the other Secured Parties were utilized by the Seller in the selection of the Loan Asset to be replaced by the Substitute Eligible Loan Asset;

(vii)                           the Outstanding Balance of all Loan Assets (~~other than~~excluding Defaulted Loan Assets and Warranty Loan Assets removed from the Sale Portfolio pursuant to Section 2.07(c) or (e) of the Loan and Servicing Agreement), substituted pursuant to this Section 6.2 or Section 2.07(a) of the Loan and Servicing Agreement, sold pursuant to Sections 2.07(c) and (g) of the Loan and Servicing Agreement or ~~dividended from the Purchaser to the Seller in accordance with~~released pursuant to Section 2.07(d) of the Loan and Servicing Agreement during ~~the term of this Agreement~~any 12-month period (or such lesser number of months as shall have elapsed as of such date of determination) shall not exceed ~~25% of the Net Purchased Loan Balance~~20% of the highest aggregate Outstanding Balance of all Loan Assets at any time during such 12-month period;

(viii)                        the Outstanding Balance of all Defaulted Loan Assets (other than Warranty Loan Assets removed from the Sale Portfolio pursuant to Section 2.07(e) of the Loan and Servicing Agreement), substituted pursuant to this Section 6.2 or Section 2.07(a) of the Loan and Servicing Agreement, sold pursuant to Sections 2.07(c) and (g) of the Loan and Servicing Agreement or ~~dividended from the Purchaser to the Seller in accordance with~~released pursuant to Section 2.07(d) of the Loan and Servicing Agreement during ~~the term of this Agreement~~any 12-month period (or such lesser number of months as shall have elapsed as of such date of determination) shall not exceed 15% of the  ~~Net Purchased Loan Balance~~highest aggregate Outstanding Balance of all Loan Assets at any time during such 12-month period;

(ix)                              each Loan Asset that is replaced pursuant to the terms of this Section 6.2 shall be substituted only with another Eligible Loan Asset that meets the foregoing conditions;

(x)                                 all terms, provisions, representations, warranties and covenants hereunder with respect to Loan Assets that have been Sold by the Seller to the Purchaser hereunder shall apply equally to Substitute Eligible Loan Assets; and

(xi)                              the Seller shall deliver to the Purchaser on the date of such Substitution a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date.

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